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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

GUESS?, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 19, 2015

Dear Shareholder:

        We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Monday, June 22, 2015, at 9:00 a.m., local time, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

        At the annual meeting, you will be asked to: (i) elect two directors, (ii) approve the Guess?, Inc. 2015 Annual Incentive Bonus Plan, (iii) ratify the appointment of the independent auditor for the fiscal year ending January 30, 2016, (iv) if properly presented at the annual meeting, vote on a shareholder proposal regarding future severance arrangements with senior executives, and (v) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.

        Whether or not you plan to attend the annual meeting in person, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the Internet or telephone voting systems, or by completing and mailing the enclosed proxy card.

        Thank you for your ongoing support of and continued interest in Guess?, Inc.

Maurice Marciano Chairman of the Board

Paul Marciano Chief Executive Officer and Vice Chairman of the Board

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 22, 2015

Time and Date:	9:00 a.m., local time, on Monday, June 22, 2015
Place:	The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210
Items of Business:	1.	To elect two directors for a term of three years and until their respective successors are duly elected and qualified.
	2.	To approve the Guess?, Inc. 2015 Annual Incentive Bonus Plan.
	3.	To ratify the appointment of the independent auditor for the fiscal year ending January 30, 2016.
	4.	If properly presented at the annual meeting, to vote on a shareholder proposal regarding future severance arrangements with senior executives.
	5.	To consider such other business as may properly come before the annual meeting.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on May 5, 2015.
Admission:
Please note that space limitations make it necessary to limit attendance to shareholders and one guest. If your shares are held by a broker, bank or other nominee and you wish to attend the annual meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.
The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.
Voting:
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the Internet or telephone voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers about the Proxy Materials and Annual Meeting" beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maurice Marciano Chairman of the Board	Paul Marciano Chief Executive Officer and Vice Chairman of the Board

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 22, 2015.

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on June 22, 2015

        This proxy statement (the "Proxy Statement") and the enclosed form of proxy are being furnished commencing on or about May 22, 2015, in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Guess?, Inc. (the "Company") of proxies in the enclosed form for use at the 2015 annual meeting of shareholders (the "Annual Meeting") to be held at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Monday, June 22, 2015, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:    Why am I receiving these materials?

A:
The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 22, 2015. As a shareholder as of May 5, 2015, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:    What information is contained in this Proxy Statement?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:    How do I obtain the Company's Annual Report on Form 10-K?

A:
A copy of the Company's fiscal 2015 Annual Report on Form 10-K is enclosed.

  Shareholders may request another free copy of the fiscal 2015 Annual Report on Form 10-K from:

    Guess?, Inc.
    Attn: Investor Relations
    1444 South Alameda Street
    Los Angeles, California 90021
    (213) 765-5578
     http://investors.guess.com

  The Company will also furnish any exhibit to the fiscal 2015 Annual Report on Form 10-K if specifically requested.

Q:    What may I vote on by proxy?

A:
(1)   The election of two nominees to serve on the Board;

(2)
The approval of the Guess?, Inc. 2015 Annual Incentive Bonus Plan;

(3)
The ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending January 30, 2016 ("fiscal 2016"); and

  (4)
  If properly presented at the Annual Meeting, a shareholder proposal regarding future severance arrangements with senior executives.

  For a shareholder proposal to be properly presented at the Annual Meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the Annual Meeting to present the proposal. Pursuant to the bylaws of the Company (the "Bylaws"), the chairperson of the Annual Meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the Annual Meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

  We will also consider other business that properly comes before the Annual Meeting.

Q:    How does the Board recommend I vote on the proposals?

A:
The Board recommends that you vote your shares:

(1)
FOR the election of the two nominees to serve on the Board;

(2)
FOR the approval of the Guess?, Inc. 2015 Annual Incentive Bonus Plan;

(3)
FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal 2016; and

(4)
AGAINST the shareholder proposal regarding future severance arrangements with senior executives.

  Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board.

Q:    Who is entitled to vote?

A:
Shareholders as of the close of business on May 5, 2015 (the "Record Date") are entitled to vote at the Annual Meeting.

Q:    How many shares can vote?

A:
As of the Record Date, 85,699,946 shares of common stock (the "Common Stock") of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:    How do I vote?

A:
You are eligible to vote at the Annual Meeting using one of four methods:

  •
  Voting by Internet.  To vote via the Internet, use the website indicated on the enclosed proxy card;

  •
  Voting by Telephone.  To vote by telephone, call the toll-free number on the enclosed proxy card;

  •
  Voting by Mail.  To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided; or

  •
  Voting in Person.  To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the Annual Meeting.

  The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 1:00 a.m. Eastern Time on June 22, 2015. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

  You have the right to revoke your proxy at any time before the Annual Meeting by:

    •
    Notifying the Corporate Secretary of the Company in writing;

    •
    Returning a later-dated proxy card;

    •
    Entering a later-dated Internet or telephone vote; or

    •
    Voting in person.

  Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

Q:    What if my shares are held in "street name?"

A:
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:    What shares are included on the proxy card(s)?

A:
The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or vote by Internet, telephone or in person at the Annual Meeting, your shares will not be voted.

Q:    What does it mean if I get more than one proxy card?

A:
If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

    Computershare
    P.O. Box 30170
    College Station, TX 77842-3170
    (877) 282-1168 or
    (781) 575-4593
     www.computershare.com/investor

Q:    How may I obtain a separate set of voting materials?

A:
If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2015 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

    Guess?, Inc.
    Attn: Investor Relations
    1444 South Alameda Street
    Los Angeles, California 90021
    (213) 765-5578

  Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.

Q:    What is a "quorum?"

A:
A "quorum" is a majority of the outstanding shares entitled to vote. They may be present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Q:    What is required to approve each proposal?

A:
The two candidates for director receiving the most votes will be elected directors of the Company. Shareholders may not cumulate their votes. All other proposals require the affirmative "for" vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

  Please note, however, that the vote to ratify the appointment of Ernst & Young LLP, as well as the vote on the shareholder proposal, will be advisory only and will not be binding. The results of the votes on these proposals will be taken into consideration by the Company, our Board or the appropriate committee of our Board, as applicable, when making future decisions regarding these matters.

  A properly executed proxy marked "Abstain" with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

Q:    What is the impact of not casting your vote if you hold shares beneficially in street name?

A:
If you hold your shares in street name and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine. The uncontested election of directors, the proposal to approve the Guess?, Inc. 2015 Annual Incentive Bonus Plan and the shareholder proposal regarding future severance arrangements with senior executives are not considered routine matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote with respect to the election of directors (Proposal No. 1), the proposal to approve the Guess?, Inc. 2015 Annual Incentive Bonus Plan (Proposal No. 2), or the shareholder proposal regarding future severance arrangements with senior executives (Proposal No. 4), no votes will be cast on your behalf for these matters. These "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares entitled to vote on a particular proposal. Your broker is expected to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditor (Proposal No. 3).

  Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.

Q:    How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Michael Relich, our Chief Operating Officer, and Jason T. Miller, our General Counsel and Secretary, to vote on such matters at their discretion.

Q:    What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?

A:
You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

  Shareholder Proposals:    For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 23, 2016. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission ("SEC") regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

    Guess?, Inc.
    Attn: Corporate Secretary
    1444 South Alameda Street
    Los Angeles, California 90021

  For a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the Bylaws and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

    •
    Not earlier than March 24, 2016, and

    •
    Not later than the close of business on April 23, 2016.

    If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

  Nomination of Director Candidates:    You may propose director candidates for consideration by the Board's Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption "Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees" herein.

  Copy of Bylaw Provisions:    You may contact the Company's Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company's website at http://investors.guess.com.

Q:    How is the Company soliciting proxies for the Annual Meeting?

A:
This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the Company and its affiliates (none of whom will receive additional compensation for the solicitation) or from other third party proxy solicitors (in exchange for customary fees for such services). The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders. We may incur other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:    How can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting and publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:    How may I communicate with the Company's Board or the non-management directors on the Company's Board?

A:
You may communicate with the Board by submitting an e-mail to the Company's Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Q:    What is the Company's fiscal year?

A:
The Company's fiscal year is the 52- or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company's fiscal calendar.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 22, 2015

        This Proxy Statement and our Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2015 are available at www.edocumentview.com/ges.

 PROPOSAL NO. 1: ELECTION OF TWO DIRECTORS
(Item 1 on Proxy Card)

        Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class to be as nearly equal in number as possible. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of seven members, of whom Maurice Marciano and Gianluca Bolla are Class I directors; Anthony Chidoni, Joseph Gromek and Paul Marciano are Class II directors; and Kay Isaacson-Leibowitz and Alex Yemenidjian are Class III directors. The terms for the Class I directors are scheduled to expire at the Annual Meeting.

        The Board has nominated each of the current Class I directors, Maurice Marciano and Gianluca Bolla, for re-election at the Annual Meeting, to serve for three-year terms to expire at the 2018 annual meeting and until their respective successors shall have been elected and qualified.

        Mr. Maurice Marciano retired as an employee and executive of the Company in 2012 and continued to provide consulting services to the Company thereafter until January 28, 2015. He currently serves as non-executive Chairman of the Board. Mr. Bolla is not employed by or otherwise affiliated with the Company, except in his capacity as a director. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the nominees and the continuing directors whose terms expire in 2016 and 2017 is set forth under the heading "Directors and Executive Officers" herein.

        The nominees will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If any of the Nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than two directors at the Annual Meeting.

        The Board of Directors unanimously recommends a vote FOR the election of each of the two nominees.

 PROPOSAL NO. 2: APPROVAL OF THE GUESS?, INC.
2015 ANNUAL INCENTIVE BONUS PLAN
(Item 2 on Proxy Card)

        We are asking the Company's shareholders to approve a proposal with respect to the Guess?, Inc. 2015 Annual Incentive Bonus Plan (the "New Bonus Plan"), which was adopted, subject to shareholder approval, by the Board of Directors on May 18, 2015. The New Bonus Plan generally provides the Company with greater flexibility to grant performance-based cash incentive awards to certain key employees of the Company that may be structured to qualify as "performance-based compensation" under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended ("Section 162(m)").

        Section 162(m) generally provides that publicly held companies may not take a federal income tax deduction for certain compensation in excess of $1 million paid to certain of its executive officers in any one year unless that compensation is "performance-based." One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by shareholders. The New Bonus Plan is intended to provide the Company with greater flexibility to grant awards that qualify as "performance-based compensation" for these purposes.

        The Company's current Annual Incentive Bonus Plan (the "Current Bonus Plan"), which was last approved by the Company's shareholders at the Company's 2010 annual meeting, and the Company's 2004 Equity Incentive Plan (the "2004 Plan"), which was last approved by the Company's shareholders at the Company's 2014 annual meeting, also generally provide for performance-based cash incentive awards to certain key employees of the Company that may also qualify as "performance-based compensation" for purposes of Section 162(m). However, the Current Bonus Plan is set to expire by its terms on June 22, 2015, the date of the Annual Meeting. Awards outstanding under the Current Bonus Plan at that time will continue in accordance with their terms, but no new award may be granted under the Current Bonus Plan after June 22, 2015. The Company's flexibility to grant cash incentive awards under the 2004 Plan that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) continues until the Company's 2019 annual meeting of shareholders.

        If shareholders approve this proposal, the New Bonus Plan will have a term of approximately five years, ending with the date of the Company's annual meeting of shareholders in 2020.

        The New Bonus Plan, like the Current Bonus Plan, provides for only cash-based incentives. No shares of Company Common Stock will be authorized for issuance under the New Bonus Plan.

Summary Description of the New Bonus Plan

        The following is a brief summary of the material features of the New Bonus Plan. The following summary is qualified by the full text of the New Bonus Plan, which is attached as Appendix A to this Proxy Statement.

        Purpose.    The purposes of the New Bonus Plan are (1) to attract, retain and motivate selected officers and other key employees of the Company and its subsidiaries, and (2) to provide the Company with the opportunity to award incentives, which may be structured to qualify as "performance-based compensation" for purposes of Section 162(m), to achieve specific goals.

        Administration.    The New Bonus Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has authority and discretion to administer, construe and interpret the provisions of the New Bonus Plan and to adopt such rules and regulations for the administration of the New Bonus Plan as the Committee deems necessary or advisable. Any action taken by, or inaction of, the Committee relating or pursuant to the New Bonus Plan and within its authority thereunder or under applicable law will be within its absolute discretion and will be conclusive and binding upon all persons, including, without limitation, the Company and plan participants. The Committee may designate all or any portion of its power and authority under the New Bonus Plan to any sub-committee of the Committee or to any executive officer or executive officers of the Company; provided that no such designation will be permitted or effective with respect to any award to, or any other matter concerning, any New Bonus Plan participant who is, or the Committee determines could be, a "covered employee" within the meaning of Section 162(m) for the applicable year (a "Covered Employee"). (Generally, Covered Employees include the Company's Named Executive Officers for the applicable year.)

        Eligibility and Participation.    Participation in the New Bonus Plan is limited to (1) Covered Employees and (2) those key employees of the Company and its subsidiaries, other than the Covered Employees, who, in the sole opinion of the Committee, are in a position to have a significant impact on the performance of the Company and who are selected by the Committee. Approximately 225 individuals participated in the Current Bonus Plan during fiscal year 2015, with approximately the same number participating for fiscal year 2016, in each case including all of the Named Executive Officers. We consider approximately 225 individuals as being eligible to participate in the New Bonus Plan (assuming it is approved by shareholders), including all of the Named Executive Officers. Prior to or at the time performance objectives are established for a plan year, the Committee will identify those employees who will in fact be participants for that plan year.

        Individual Award Limit.    The New Bonus Plan provides that the maximum bonus that may be paid under the New Bonus Plan to any one plan participant for any one fiscal year is $7.5 million. The maximum bonus that may be paid under the Current Bonus Plan to any one plan participant for any one fiscal year is $5 million. Under the 2004 Plan, the limit on cash incentive awards intended to qualify as "performance-based compensation" for purposes of Section 162(m) granted under that plan to any one individual in any one fiscal year is $5 million. Thus, combining the current annual limits of the Current Bonus Plan and the 2004 Plan, we have the authority to grant cash incentive awards intended to qualify as "performance-based compensation" for purposes of Section 162(m) to any one eligible employee in any fiscal year of up to $10 million. While all of the Company's bonuses have been less (and most have been substantially less) than this limit in the past, and the Company is not currently considering any greater target or maximum bonus amounts for New Bonus Plan participants, the higher limit in the New Bonus Plan will provide the Company with greater flexibility in the future should it become appropriate for the Company to increase compensation opportunities or increase the portion of a particular individual's compensation package that is based on annual performance and intended as "performance-based compensation" under Section 162(m). Mr. Paul Marciano's fiscal 2015 and fiscal 2016 maximum bonus opportunities were $7.5 million (with each maximum opportunity split between the Current Bonus Plan and the 2004 Plan to fall within the applicable plan limits). While we are not currently considering any greater target or maximum bonus amount for Mr. Paul Marciano, a $7.5 million annual individual limit under the New Bonus Plan will also provide us with flexibility to structure Mr. Paul Marciano's annual bonus opportunity (at its current maximum level) entirely under one plan.

        Determination of Awards.    For each fiscal year, the Committee will: (1) determine the participants who are to be eligible to receive performance-based awards under the New Bonus Plan for that year, (2) notify each participant in writing concerning his or her selection, (3) select the performance criteria or criterion to be used for each participant for that year and (4) establish, in terms of an objective formula or standard for each participant, the performance goal or goals and the amount of each award which may be earned for that year if the applicable performance goal or goals are achieved. Such determinations and actions will, with respect to any award intended to qualify as "performance-based compensation" under Section 162(m), be taken within the time period prescribed by Section 162(m) for the applicable fiscal year.

        The performance criteria or criterion that may be used under the New Bonus Plan to establish bonus opportunities are limited to the following: earnings or losses or net earnings or losses (in each case including earnings or losses before or after taxes, before or after interest and taxes, before or after interest, taxes, depreciation and/or amortization, or before or after interest, taxes, depreciation, amortization and/or rent), economic value-added models (defined as net operating profit after taxes minus weighted average cost of capital times invested capital), operating earnings or income (before or after taxes), earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), free cash flow or cash flow per share (before or after dividends), return on capital (including return on total capital or return on invested capital), absolute and/or relative return on equity or assets or on net investment income or on invested capital, return on investment, cash flow return on investment, cash flow return on capital, improvement in or attainment of expense levels or working capital levels (including cash, inventory and accounts receivable), cost containment or reduction, pre-tax profits, earnings growth, gross revenue or revenue growth, sales (including same store or comparable sales) or sales growth, share price, share price growth, total shareholder returns, gross or net profit margin, operating margin, financial ratios (including those measuring liquidity, activity, profitability or leverage), cost of capital or assets under management, or any combination of the foregoing, any of which may be measured on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis. Each performance goal may be expressed in terms of consolidated Company performance or the performance of a subsidiary, segment, division or business unit of the Company (or any combination of the foregoing).

        Actual financial performance will be measured by reference to the Company's financial records and the consolidated financial statements of the Company, to the extent applicable. To the extent provided by the Committee at the time it establishes the applicable performance goal(s) with respect to an award that is intended as "performance-based compensation" within the meaning of Section 162(m), the performance goal(s) and/or performance measurements will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other items specified by the Committee at the time of establishing the performance goal(s). As to any other award, the Committee may (whether specified at the time it set the applicable performance goal(s) or otherwise) adjust the performance goal(s) and/or performance measurements to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other items determined appropriate by the Committee. The Committee is also authorized at any time during or after the fiscal year to increase (except with respect to awards payable to Covered Employees that are intended as "performance-based compensation" within the meaning of Section 162(m)), reduce or eliminate the amount of an award payable to any participant for any reason. The Committee may also provide that the Chief Executive Officer or Chairman of the Board will have the discretion to increase or decrease the award otherwise payable to any participant other than a Covered Employee based upon their individual performance during the fiscal year.

        No later than 90 days after the last day of each fiscal year, the Committee will determine awards to participants for such fiscal year by comparing actual financial performance to the performance goals, performance criteria and amounts of awards adopted by the Committee for such year and the Committee will, with respect to Covered Employees, certify whether the final amount of the award for each Covered Employee that the Committee has determined is accurately calculated in accordance with the terms, conditions and limits of the New Bonus Plan, and whether the performance goals and any other material terms established by the Committee or set forth in the New Bonus Plan were in fact satisfied.

        Payment of Awards.    An approved bonus award will be paid in cash to the participant promptly after the amount of the award has been determined and, with respect to awards to Covered Employees, the Committee has certified that the relevant performance goals have been achieved; provided that in all events, each award will be paid no later than the 15th day of the third month following the Company's first taxable year in which such award is no longer subject to a substantial risk of forfeiture unless a participant elects to defer payment if permitted by the Committee and on such terms as may be contained in the applicable deferred compensation plan or arrangement.

        Duration and Amendment.    If the New Bonus Plan is approved by the Company's shareholders, it will continue in effect until, and no new awards may be granted under the New Bonus Plan on or after, the first meeting of the Company's shareholders that occurs in 2020. Any awards outstanding under the New Bonus Plan upon expiration of the plan will continue in effect in accordance with their terms. The Committee may at any time terminate, modify or suspend the New Bonus Plan, in whole or in part, and if suspended, may reinstate any or all provisions, provided that no such termination or modification will impair any rights that may have accrued under the New Bonus Plan; and provided further, that the Committee may not without shareholder approval adopt any amendment that would require the vote of shareholders pursuant to Section 162(m) as to any awards intended to constitute "performance-based compensation" under Section 162(m).

        Payment of Taxes.    The Company may deduct from any payments under the New Bonus Plan any applicable withholding taxes required to be withheld with respect to such payments.

        Other Compensation; Deductibility.    The New Bonus Plan is not exclusive. The New Bonus Plan does not affect in any way the right or power of the Company to award other compensation (whether or not intended to constitute "performance-based compensation" under Section 162(m)) under any other plan (such as, without limitation, the 2004 Plan) or authority (including, without limitation, the general authority of the Board of Directors and the Committee to award compensation in such circumstances as it may determine to be appropriate). The Company is not required to qualify any compensation, awarded under the New Bonus Plan or otherwise, as "performance-based compensation" under Section 162(m), and the Company specifically reserves the right to award non-deductible compensation in such circumstances as it may determine to be appropriate.

Specific Benefits under the New Bonus Plan

        Bonus amounts paid under the Current Bonus Plan with respect to fiscal 2015 to the Named Executive Officers are reported under Column (g) and Footnote 3 of the "Summary Compensation Table" under "Executive and Director Compensation" below. For a discussion of the material terms of the annual bonus opportunities that have been granted to our Named Executive Officers in prior years, see the "Compensation Discussion and Analysis" section of this Proxy Statement and similar discussions in our prior proxy statements. Target and maximum annual cash incentive amounts for fiscal year 2016 for our Named Executive Officers are also discussed in the "Compensation Discussion and Analysis" section below. Bonus amounts, if any, that will be paid for fiscal year 2016 are not, however, determinable at this time.

        The Company has not approved any awards that are conditioned upon shareholder approval of this New Bonus Plan proposal. The Company is not currently considering any award grants under the New Bonus Plan and the number, size and other terms of any awards the Company may grant under the New Bonus Plan in the future if shareholders approve this proposal is not determinable. If the New Bonus Plan had been in effect in fiscal year 2015, the Company expects that its cash incentive awards for fiscal year 2015 would not have been different from those actually made in that year under the Current Bonus Plan and the 2014 Plan (except that, as noted above, Mr. Paul Marciano's fiscal year 2015 annual cash incentive opportunity would have been structured entirely within the maximum limit of the New Bonus Plan, had it been in effect, instead of being split between the Current Bonus Plan and the 2004 Plan).

Vote Required for Approval of the Guess?, Inc. 2015 Annual Incentive Bonus Plan

        The Board of Directors believes that it is in the best interests of the Company and its shareholders to approve the New Bonus Plan to provide the Company with additional flexibility to structure performance-based cash incentive awards that may be designed to qualify as "performance-based compensation" under Section 162(m). The Board is therefore asking the shareholders to approve the New Bonus Plan.

        One of the members of our Board of Directors and each of our executive officers is eligible for awards under the New Bonus Plan and thus may have a personal interest in the approval of this proposal.

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal is required to approve the New Bonus Plan.

        The Board of Directors unanimously recommends a vote FOR the approval of the New Bonus Plan as described above.

 PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT AUDITOR
(Item 3 on Proxy Card)

        The Audit Committee has selected the firm of Ernst & Young LLP ("Ernst & Young") to act as the Company's independent auditor for the fiscal year ending January 30, 2016, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young's provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company's independent registered public accounting firm. Ernst & Young has served as the Company's independent auditor since March 19, 2007.

        Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young's appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

        We expect that a representative of Ernst & Young will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.

        The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young.

        The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

 RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Independent Registered Public Accountant Fee Summary

        Aggregate fees billed to us for the fiscal years ended January 31, 2015 and February 1, 2014 by Ernst & Young LLP, our independent auditor, are as follows (dollars in thousands):

	Year Ended Jan. 31, 2015	Year Ended Feb. 1, 2014
Audit fees(1)	$2,476	$2,461
Audit related fees(2)	34	34
Tax fees(3)	418	702
All other fees(4)	—	—

Total	$2,928	$3,197

(1)
"Audit fees" consist of fees for professional services rendered for the audit of the Company's consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)
"Audit related fees" consist of fees for services related to due diligence matters, employee benefit plans, certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company's financial statements and internal controls that are not reported under "Audit fees."

(3)
"Tax fees" consist of fees for tax compliance and tax advice. For fiscal 2015, the amount includes $353,000 for tax compliance and preparation services and $65,000 for all other tax related services. For fiscal 2014, the amount includes $341,000 for tax compliance and preparation services and $361,000 for all other tax related services.

(4)
"All other fees" consist of fees for any services not included in the first three categories.

        All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

        The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2015 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2015, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2015. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company's financial statements.

        The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.

        The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the Company's system of internal control over financial reporting and the qualifications, independence and performance of the Company's internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company's system of internal control over financial reporting, and for the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company's independent auditor is responsible for performing an independent audit of the Company's financial statements, expressing an opinion as to the conformity of the Company's audited financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company's internal control over financial reporting.

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the fiscal year ended January 31, 2015. In addition, we have discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, pertaining to communications with audit committees. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor's independence.

        The Audit Committee has met with Ernst & Young to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the SEC.

By the Audit Committee,
Anthony Chidoni, Chairperson Gianluca Bolla Alex Yemenidjian

 PROPOSAL NO. 4: SHAREHOLDER PROPOSAL REGARDING
EXECUTIVE SEVERANCE ARRANGEMENTS
(Item 4 on Proxy Card)

        The Company expects the following shareholder proposal to be presented for consideration at the Annual Meeting. The proposal and supporting statement quoted below were submitted by The Teamster Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington D.C. 20001, as the owner of 4,300 shares of the Company's Common Stock. The Board of Directors recommends voting AGAINST the proposal, as described in more detail below. The text of the proposal follows:

        RESOLVED:    That the shareholders of Guess?, Inc. (the "Company"), urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives' base salary, plus bonus. "Future severance agreements" include: employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing agreements.

        "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any "gross-up" tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive's access is accelerated under the severance agreement; fringe benefits; and, consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT:

        We believe that requiring shareholder ratification of "golden parachute" severance packages with a total cost exceeding 2.99 times an executive's base salary, plus bonus, will provide valuable feedback, encourage restraint, and strengthen the hand of the Board's compensation committee.

        According to the Summary of Potential Payments Upon Termination or Change in Control beginning on page 74 of the Company's 2014 Proxy Statement, if there is a change of control the chief executive officer will receive three times the sum of his base salary and target annual bonus. According to the Company's 2014 Proxy Statement, if there had been a change of control and termination on February 1, 2014, the CEO would have received a cash severance of $22.5 million, in addition to payments for equity awards and other benefits.

        If you agree with us that the Company should seek shareholder ratification of severance packages with a total cost exceeding 2.99 times an executive's base salary, plus bonus, then please VOTE FOR this proposal.

BOARD OF DIRECTORS' STATEMENT AGAINST THIS PROPOSAL:

        After careful consideration, the Board of Directors unanimously recommends that shareholders vote AGAINST the proposal. The Board of Directors believes the proposal is not in the best interests of the Company and its shareholders and opposes it for the following reasons.

        In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment, such as by the Company without cause, by the executive for good reason or in connection with a change in control. These severance protections are negotiated on an individual by individual basis in connection with the negotiation of other employment terms. By restricting the use of this important compensation tool, implementation of the proposal could materially hamper the Company's ability to attract, retain and motivate the highest quality and most talented senior executive team. The Board believes that shareholder interests are best protected by providing flexibility to the Compensation Committee, which consists solely of independent directors and oversees all matters regarding executive compensation, to assess the needs of the Company, the competition for talent and other relevant factors in making decisions regarding whether, and how, to offer severance benefits to executives.

        Calling a special meeting of shareholders to obtain prior approval of a severance arrangement that would provide benefits in excess of the specified cap would be expensive and impractical and could severely disadvantage the Company's ability to recruit qualified executives. Top candidates, when informed that the terms of their compensation arrangements first require shareholder approval, would likely be unwilling to sit on the sidelines pending such approval and may instead seek employment elsewhere, including at one of the Company's competitors who do not face similar restrictions on their ability to offer severance protection. Even if the severance arrangement could instead be ratified by shareholders after the fact, as the proposal suggests, the potential for shareholders to reject the severance arrangement—potentially many months after entering an agreement—would likely result in the promised severance benefits being viewed by a potential candidate as too uncertain to merit serious consideration. Delay and uncertainty would be injected into the hiring process, disadvantaging the Company in its efforts to recruit and retain the best available executive talent.

        It would not be practical simply to avoid shareholder approval by entering into severance arrangements for amounts less than the 2.99x cap. The benefits covered by the proposal include not only cash severance but also the value of prior equity awards that are accelerated upon a severance event. It is invariably the case, particularly with regard to highly sought-after executives, that employment agreements or other severance arrangements require at least partial vesting of equity awards upon certain types of severance events. Given the nature of equity awards, which are generally granted on an annual basis and have multi-year vesting terms, an arrangement that provided for accelerated vesting of stock awards upon severance, even if permitted only on a partial, pro rata basis, would have a higher probability of exceeding the 2.99x cap. Implementing the proposal would either require designing executive compensation that significantly reduces the role of equity-based pay or providing for terms that could place the Company at a competitive disadvantage in attracting and retaining highly qualified executives.

        During merger, reorganizations and other change in control transactions, in particular, it is important for management to remain focused on protecting shareholders' interests, and not be distracted by concerns about the security of their employment. The rigid and arbitrary limitation called for by the proposal could curtail the Company's ability to ensure the stability of the key executive management team during any change in control situations.

        Finally, the proposal is extraordinarily broad and unclear, purporting to address "severance" payments. A careful reading of the proposal, however, shows that the proposal as written actually impacts much more. Because the payments covered by the proposal do not exclude retirement plan payments, deferred compensation plans, disability benefits, death benefits and other benefits payable at retirement or termination for any other reason, whether or not they were earned and vested prior to the executive's termination of employment, all of these may be captured by the proposal. Because these amounts could be aggregated in determining whether the payments exceeded the limits of the proposal, it could have the effect of prohibiting payments that are made in connection with a retirement or other termination, whether the amounts were previously earned and vested including, for example, the payment of a death benefit or vested retirement plan payments.

        For all the above reasons, the Board of Directors unanimously recommends that the Company's shareholders vote AGAINST this shareholder proposal.

 DIRECTORS AND EXECUTIVE OFFICERS

        The directors, director nominees and executive officers of the Company as of May 19, 2015 are as follows:

Name	Age	Position
Maurice Marciano(1)	66	Chairman of the Board
Paul Marciano	63	Chief Executive Officer and Vice Chairman of the Board
Gianluca Bolla(1)	56	Director
Anthony Chidoni	63	Director
Joseph Gromek	68	Director
Kay Isaacson-Leibowitz	68	Director
Alex Yemenidjian	59	Director
Sandeep Reddy	44	Chief Financial Officer
Michael Relich	54	Chief Operating Officer

(1)
Maurice Marciano and Gianluca Bolla have been nominated to stand for re-election at the Annual Meeting.

        With respect to the directors and director nominees named above, Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian are deemed to be "independent" directors under the director independence standards of the NYSE.

        Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board from 2007 until January 28, 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Marciano retired as an employee and executive of the Company in January 2012. Following his retirement and until January 28, 2015, he provided consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and currently serves as non-executive Chairman of the Board. His present term as a Class I director will expire at the Annual Meeting. As a co-founder and leader within the Company for over 30 years, Mr. Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board to effectively oversee the overall business and direction of the Company.

        Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Chief Executive Officer and Vice Chairman of the Board, positions he has held since 2007. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Marciano has also served as a director of the Company since 1990. His present term as a Class II director will expire at the 2016 annual meeting of shareholders. Like his brother, Maurice Marciano, Mr. Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Marciano's day-to-day leadership as Chief Executive Officer provides a direct and valuable link between management and the Board and his creative and strategic vision for the brand help to guide the Board's overall approach.

        Gianluca Bolla has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market, since the end of 2008. In addition, since 1994, Mr. Bolla has been a shareholder and director of Valdo Spumanti S.r.l., a leading producer of Prosecco, an Italian dry sparkling wine. From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A. ("Barilla"), a privately-held Italian food company with global revenues of over €4 billion. He ultimately served from 2001 until 2007 as Chief Executive Officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues of over €2.5 billion. Prior to joining Barilla, Mr. Bolla was a corporate finance associate for two years with Salomon Brothers Inc., where he started after receiving his M.B.A. from the UCLA Graduate School of Management. Mr. Bolla has served as a director of the Company since April 2010 and his present term as a Class I director will expire at the Annual Meeting. As the Company continues its global expansion throughout Europe and beyond, Mr. Bolla's experience as the Chief Executive Officer of a large global business based in Italy provides the Board with a valuable and unique perspective into international growth and management.

        Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2016 annual meeting of shareholders. Mr. Chidoni's extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.

        Joseph Gromek served as President, Chief Executive Officer and director of The Warnaco Group, Inc., a global apparel company, from 2003 until his retirement in 2012. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a private clothing manufacturer and retail company. Prior to that time, he held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is currently the non-executive Chairman of the Board of Tumi Holdings, Inc., a wholesaler and retailer of luxury travel, business and lifestyle accessories; a member of the board of directors of Wolverine World Wide, Inc., a global footwear company; and a member of the board of directors of The Children's Place Retail Stores, Inc., a children's specialty apparel retailer. Among his many philanthropic and civic affiliations, Mr. Gromek is a member of the board of directors of Ronald McDonald House, the board of governors of the Parsons School of Design, and the board of trustees of the Trevor Day School, and is the chairman of the board of trustees of The New School. Mr. Gromek has served as a director of the Company since April 2014 and his present term as a Class II director will expire at the 2016 annual meeting of shareholders. As a leading professional in the apparel sector for more than a quarter century, including extensive executive and director service with several global, multi-channel companies, Mr. Gromek brings a wealth of valuable experience to the Board that is particularly well-suited for the Company's global, multi-channel business.

        Kay Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria's Secret, a leading specialty retailer of women's intimate and other apparel, from July 2003 to July 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria's Secret. From 1994 to 1995, she served as acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc. From 2004 until 2014, Ms. Isaacson-Leibowitz served as a director of Coldwater Creek, a multi-channel specialty retailer of women's apparel and accessories in the United States, primarily targeting women 35 years of age and older. She is also a co-founder, co-chairperson and board member for World of Children, a non-profit organization devoted to children globally. Ms. Isaacson-Leibowitz has served as a director of the Company since July 2006 and her present term as a Class III director will expire at the 2017 annual meeting. Ms. Isaacson-Leibowitz's extensive career in the retail industry, and in particular as an executive and senior merchant for brands such as Victoria's Secret and Banana Republic, allows her to provide valuable insights to the Board in key areas such as merchandising strategy and brand management, as well as product design and production.

        Alex Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc. since July 2009 and as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company, since January 2005. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment, gaming and hospitality company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. ("MGM") (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian is currently a director and chairman of the audit committee of Regal Entertainment Group, which operates the largest motion picture theatre circuit in the United States, and a trustee of Baron Investment Funds Trust and Baron Select Funds, mutual funds. Mr. Yemenidjian has served as a director of the Company since May 2005 and his present term as a Class III director will expire at the 2017 annual meeting. Mr. Yemenidjian is able to provide the Board with the unique perspective of someone with significant experience as a Chief Executive Officer, including both currently with Tropicana Las Vegas and previously with publicly-traded Metro-Goldwyn-Mayer and MGM. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.

        Sandeep Reddy was appointed to the position of Chief Financial Officer in July 2013. He previously served as the Company's Vice President and European Chief Financial Officer, since 2010, where he was responsible for all aspects of the Company's European finance functions, including financial planning, treasury, accounting and tax. From 1997 to 2010, Mr. Reddy served in a number of positions of increasing responsibility for Mattel Inc., a leading global toy manufacturer, ultimately serving as Vice President Finance and Supply Chain for Southern Europe (France, Spain, Portugal, Italy). Mr. Reddy has an MBA from Cornell University, and is a Chartered Financial Analyst.

        Michael Relich was appointed to the position of Chief Operating Officer in August of 2013. He previously served as the Company's Executive Vice President and Chief Information Officer since July 2010 and as Senior Vice President and Chief Information Officer since he joined the Company in May 2004. Prior to joining the Company, he served as Chief Information Officer and Senior Vice President of MIS and E-Commerce of Wet Seal, Inc., a specialty apparel retailer, from 2001 to 2004, and as Senior Vice President, Engineering of Freeborders, Inc., a Product Lifecycle Management (PLM) solutions provider, from 2000 to 2001. Mr. Relich also held senior level IT positions with retailers HomeBase Inc. from 1995 to 2000, where he ultimately served as Assistant Vice President of MIS, and Broadway Stores Inc. from 1983 to 1995, where he ultimately served as Director of Merchandise Systems.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

        The Board is composed of seven directors, five of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm's length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company's internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company's present executive officers serve or served on the other company's compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company's consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization's consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

        Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following directors qualify as independent: Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian (the "Independent Directors").

        Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni's background and experience can be found under "Directors and Executive Officers" above.

        Our Board had the following three committees in fiscal 2015: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company's website at http://investors.guess.com. The Board of Directors held five meetings during fiscal 2015, with each director attending at least 75 percent of such meetings. In addition, each member of the Board attended at least 75 percent of the meetings held by all committees of the Board on which he or she served. Directors are encouraged to attend annual meetings of the Company's shareholders. All of our then-current directors except Alex Yemenidjian attended the last annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Gianluca Bolla	X		X
Anthony Chidoni	*X	X
Joseph Gromek		X	X
Kay Isaacson-Leibowitz		X	*X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Number of Meetings in Fiscal 2015	8	6	4

X = Committee member; * = Chair

Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, the performance of the Company's internal audit function and independent auditor, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee's performance; appoints, evaluates and determines the compensation of our independent auditor; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company's financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

        The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company's website at http://investors.guess.com.

Compensation Committee

        The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company's compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. For more information, see "Executive and Director Compensation" below.

Nominating and Governance Committee

        The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company's management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company's website at http://investors.guess.com.

Consideration of Director Nominees

Shareholder Nominees

        The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under "—Identifying and Evaluating Nominees for Directors." The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "—Director Qualifications" below.

        Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

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  the nominator's name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

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  the nominee's name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

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  a statement of the nominee's qualifications for Board membership;

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  a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

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  a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

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  a written consent by the nominee to being named as a nominee and to serve as a director if elected.

        Any shareholder nominations for candidates for membership on the Board should be addressed to:

    Guess?, Inc.
    Attn: Chair of the Nominating and Governance Committee
    c/o Corporate Secretary
    1444 South Alameda Street
    Los Angeles, California 90021

Director Qualifications

        The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

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  reputation for integrity, strong moral character and adherence to high ethical standards;

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  holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

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  demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

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  ability to read and understand basic financial statements and other financial information pertaining to the Company;

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  commitment to understand the Company and its business, industry and strategic objectives;

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  commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

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  willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

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  good health and ability to serve for at least five years; and

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  for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

        The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

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  whether the nominee possesses the requisite education, training and experience to qualify as "financially literate" or as an audit committee "financial expert" under applicable SEC and NYSE rules;

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  for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director's performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

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  whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board's existing strengths.

        While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.

Identifying and Evaluating Nominees for Directors

        The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. Both of the nominees for election at the Annual Meeting are current members of the Board who are standing for re-election.

        The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

        As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company's annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Director Resignation Policy

        In April 2011, upon the recommendation of the Nominating and Governance Committee, the Board approved the adoption of a new Director Resignation Policy, which has been incorporated into the Company's Governance Guidelines. The policy provides that any nominee for director in a non-contested election of directors who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Board Leadership Structure

        The Company's Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the role of Chairman of the Board and Chief Executive Officer ("CEO") should be separate. Since the Company became public in 1996, the roles of Chairman and CEO have been performed by one or both of Maurice Marciano, a founder of the Company in 1981, and Paul Marciano, a senior executive of the Company since just two months after its inception. Between 1999 and 2007, they shared the duties as Co-Chairmen and Co-CEOs. Beginning in 2007, Mr. Maurice Marciano began serving as sole executive Chairman of the Board and Mr. Paul Marciano began serving as sole CEO. On January 28, 2012, Mr. Maurice Marciano retired as an employee and executive of the Company. However, he continues to serve as non-executive Chairman of the Board. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company's business and affairs.

        To promote the independent and effective oversight of the Board and management, the Board has appointed a Lead Independent Director, currently Alex Yemenidjian, to facilitate free and open discussion and communication among the Independent Directors. The Lead Independent Director presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company's performance and the Company's strategic plans. The executive sessions are generally held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Independent Director or any of our other Independent Directors. Our Lead Independent Director typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Chairman, CEO or other members of management, as appropriate.

        The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company's financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.

Risk Oversight

        The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, IT infrastructure, and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company's positions and practices regarding significant corporate governance risks.

        In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executive's to pursue overly risky business strategies in order to maximize short-term variable compensation. While maximum annual bonus opportunities for our named executive officers and maximum annual equity award grant levels for our named executive officers (other than Mr. Paul Marciano) were, prior to fiscal 2016, generally based on our earnings from operations, actual bonus payouts (prior to fiscal 2016) and equity award levels were determined by the Compensation Committee based on its discretionary evaluation of multiple Company and individual performance factors. Commencing with fiscal 2016, maximum annual bonus opportunities for our named executive officers and maximum annual equity award grant levels for our named executive officers (other than Mr. Paul Marciano) are generally based on our cash flow from operations. Commencing with fiscal 2016, actual annual bonus payouts for our named executive officers will be determined (within such maximum levels) with reference to specific, pre-established earnings from operations levels. The Compensation Committee retains the ability to adjust the incentives based on its assessment of such other factors as it deems appropriate, and in all cases subject to the applicable maximum. The Compensation Committee also continues to retain discretion to set the appropriate equity award grant levels (within any applicable maximum). The application of the Compensation Committee's discretion in finalizing the bonus payouts and annual equity awards helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which such results were achieved.

        Because equity awards make up a substantial portion of each of our executive's total compensation opportunity, there is a strong alignment between executives' interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. Our current practice generally provides for a mixture of options and restricted stock. The Compensation Committee believes this mix provides an appropriate balance between the goals of increasing the price of our Common Stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock is exposed to decreases in our stock price). Mr. Paul Marciano's equity awards in the last fiscal year as well as in fiscal 2016 consist entirely of restricted stock units with performance-based vesting requirements. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because, in addition to the factors noted above, the awards use more than one performance vesting measure, including a three-year relative total shareholder return measure for one of the awards. Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the "Compensation Discussion and Analysis" section below, our stock ownership guidelines and compensation "clawback policy" applicable to certain senior executives.

Communications with the Board

        You may communicate with the Board by submitting an e-mail to the Company's Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Governance Guidelines and Committee Charters

        The Company's Governance Guidelines, which satisfy the NYSE's listing standards for "corporate governance guidelines," as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company's Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Ethics

        The policies comprising our code of ethics are set forth in the Company's Code of Ethics (the "Code of Ethics"). These policies satisfy the SEC's requirements for a "code of ethics," and apply to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Indemnification of Directors

        The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

 EXECUTIVE AND DIRECTOR COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company's compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. At all times during fiscal 2015, the Compensation Committee consisted of at least three Board members, each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2015.

        The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company's website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee's responsibilities include the following:

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  review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

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  evaluate the Chief Executive Officer's performance in light of such goals and objectives;

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  set officers' compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

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  review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

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  review and recommend to the Board appropriate director compensation programs for non-employee directors;

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  review its own performance and assess the adequacy of its Charter;

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  approve stock option grants and other equity-based or incentive awards;

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  the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor's fees and other retention terms; and

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  produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company's annual proxy statement.

        The Compensation Committee is solely responsible for making the final decisions on compensation for the Named Executive Officers (as defined under "Compensation Discussion and Analysis" below). While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2015, the Compensation Committee met six times and took action by written consent four times.

        As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant. During fiscal 2015, FW Cook assisted the Compensation Committee (1) in a review of COO and CFO compensation, including assembling and analyzing competitive compensation data among the peer group of companies listed under "Compensation Discussion and Analysis—The Role of the Independent Compensation Consultant" below and (2) in its shareholder outreach efforts concerning executive compensation matters. During fiscal 2016, FW Cook continued assisting the Compensation Committee as it made a number of important design changes, discussed in the "Compensation Discussion and Analysis" section below, to its executive compensation program for fiscal 2016 in light of investor feedback.

Non-Employee Director Compensation

        Compensation for individuals who were members of our Board of Directors at any time during fiscal 2015 and who were not also our employees (referred to herein as "Non-Employee Directors") generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Mr. Paul Marciano, a director who also served as our Chief Executive Officer during the covered fiscal period, is presented below in the "Summary Compensation Table" and the related explanatory tables covering compensation paid to certain of our executive officers. While employed by the Company, employee-directors are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2015.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano(4)	42,500	179,926	613,582	836,008
Gianluca Bolla	60,500	179,993	—	240,493
Anthony Chidoni	86,500	179,926	—	266,426
Joseph Gromek(5)	48,346	—	—	48,346
Kay Isaacson-Leibowitz	68,500	179,926	—	248,426
Alex Yemenidjian	76,500	179,926	—	256,426

(1)
The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2015 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 19 (Share-Based Compensation) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2015 Annual Report on Form 10-K.

(2)
On February 2, 2014, the Company granted each of our then-serving Non-Employee Directors, other than Gianluca Bolla, an annual award of 6,659 shares of restricted stock. Mr. Bolla (who is a non-U.S. resident) was granted an annual award of 6,659 restricted stock units. Each of the restricted stock awards had a value equal to $179,926 on the grant date, and the restricted stock unit award for Mr. Bolla had a grant date value equal to $179,993. See footnote (1) above for the assumptions used to value these awards.

(3)
The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of January 31, 2015.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Unvested Stock Awards
Maurice Marciano	145,475	6,659
Gianluca Bolla	—	6,659
Anthony Chidoni	20,660	6,659
Joseph Gromek	—	—
Kay Isaacson-Leibowitz	12,442	6,659
Alex Yemenidjian	5,660	6,659
(4)
As described in more detail under "—Maurice Marciano Retirement and Consulting Agreement" below, Maurice Marciano retired as an employee and executive of the Company immediately prior to the start of fiscal 2013, transitioning to a new role as non-executive Chairman of the Board. Following his retirement and until January 28, 2015, he also provided consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. The amount shown in Column (d) for fiscal 2015 for Maurice Marciano consists of consulting fees ($499,993), health insurance and related expenses ($87,911), automobile expenses, including fuel, maintenance and insurance, and personal air travel ($729). On occasion, when Maurice Marciano is required to travel on an aircraft leased or chartered by the Company for business purposes, a personal guest of Maurice Marciano may accompany him by occupying a seat on the aircraft that would otherwise be unoccupied. In these situations, the incremental cost to the Company for the personal air travel consists of the allocated portion of catering costs to the personal guest. Incremental cost to the Company for the use of a Company-owned automobile was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned automobiles. Incremental cost to the Company for each other item included in Column (d) was calculated using the actual cost to the Company.

(5)
Joseph Gromek was appointed as a Non-Employee Director effective April 7, 2014.

Annual Retainer and Meeting Fees

        The following table sets forth the schedule of annual cash retainers and meeting fees in effect during fiscal 2015 for each Non-Employee Director:

Type of Fee	Dollar Amount($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500

        All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company's Non-Qualified Deferred Compensation Plan, as more fully described below under "—Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan." All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Awards

        Our Non-Employee Directors are granted equity awards under the Company's 2006 Non-Employee Directors' Stock Grant and Stock Option Plan, as amended and restated (the "Director Plan"). Non-Employee Directors who have not been an employee of the Company at any time during the immediately preceding 12 months are entitled to receive an award of a number of restricted shares (or restricted stock units for non-U.S. residents) equal in value to $180,000 on the first business day of each fiscal year. In the case of restricted shares, the award recipient is required to pay a purchase price of $0.01 per share. The number of restricted shares or restricted stock units awarded is determined by dividing the applicable dollar amount by the closing price of a share of Common Stock on the NYSE on the date of grant. Our Non-Employee Directors are subject to the Company's Stock Ownership Guidelines, as described in more detail under "Compensation Discussion and Analysis—Stock Ownership Guidelines" below.

        Subject to continued service, each restricted stock or restricted stock unit award granted under the Director Plan becomes vested and non-forfeitable as to 100% of the shares subject to such award on the first to occur of (i) the first year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed one full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted shares. In the event of a "change in control" of the Company (as defined in the Director Plan), all restricted shares and restricted stock units then outstanding will vest 100% free of restrictions as of the date of the change in control. Unless otherwise determined by the Board, if a Non-Employee Director's service as a director terminates for any reason, any restricted shares or restricted stock units that are not fully vested and free from restriction as of the director's termination of service will automatically be forfeited and returned to the Company.

Maurice Marciano Retirement and Consulting Agreement

        After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve the Company as its non-executive Chairman of the Board, for which he is eligible to receive the compensation provided to the Company's Non-Employee Directors, as described above. In addition, under the terms of his previously existing employment agreement, the Company and Mr. Maurice Marciano entered into a consulting agreement (the "Marciano Consulting Agreement") in conjunction with his retirement under which Mr. Maurice Marciano continued to provide valuable insight, guidance and strategic direction to the Company as a consultant. The Marciano Consulting Agreement originally provided for a two-year term that commenced on January 28, 2012. In January 2014, in light of his continuing substantial efforts and valuable contributions to the Company, the Compensation Committee agreed to extend the term of the Marciano Consulting Agreement for an additional year until January 28, 2015. Although Mr. Maurice Marciano continues to provide substantial contributions to the Company that the Compensation Committee considers to be over and above those normally provided by a non-executive chairman, the Compensation Committee and Mr. Maurice Marciano agreed to allow the Marciano Consulting Agreement to expire as of January 28, 2015 without further extending the term.

        The Marciano Consulting Agreement provided for consulting fees of $500,000 per year. During the term of the Marciano Consulting Agreement, Mr. Maurice Marciano was not eligible to participate in the Company's employee benefit plans but was entitled to continued automobile use in a manner consistent with past practice. The Compensation Committee has elected to continue to provide for such automobile use subsequent to the expiration of the term of the Marciano Consulting Agreement based on his continuing substantial contributions to the Company. In addition, as required by the terms of his previous employment agreement, Mr. Maurice Marciano is entitled to receive lifetime retiree and family medical coverage. Mr. Maurice Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company's Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan. In the event Mr. Maurice Marciano had died or become disabled during the term of the Marciano Consulting Agreement, he would have received a cash payment equal to the amount of all payments he would have otherwise been entitled to during the remaining term of the agreement.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides an overview of the Company's executive compensation program, including a description of the Company's compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers (or former executive officers, as the case may be), referred to in this Proxy Statement as the "Named Executive Officers":

  •
  Paul Marciano, Chief Executive Officer and Vice Chairman;

  •
  Sandeep Reddy, Chief Financial Officer;

  •
  Michael Relich, Chief Operating Officer; and

  •
  Sharleen Ernster, Former Chief Design Officer (Ms. Ernster left her position as Chief Design Officer of the Company effective August 20, 2014).

Shareholder Engagement

        The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. At our 2014 annual meeting of shareholders, just 35% of the votes cast in our advisory "say-on-pay" shareholder vote supported the overall compensation of our executives, sending a clear message of disapproval that the Compensation Committee took very seriously. To better understand shareholder perspective on this important topic, the Chairperson of the Compensation Committee led a shareholder outreach effort which included direct discussions with shareholders representing an estimated 63% of the issued and outstanding shares of our Common Stock held by persons other than insiders.

        While investors had varying perspectives, a few common themes emerged from the discussions. These themes included a desire to see (1) a greater link between CEO pay and Company performance, (2) less Compensation Committee discretion with respect to cash bonus awards for executives, (3) longer performance periods for performance-based equity awards and (4) performance metrics that are viewed to more closely link executive pay with shareholder value, such as total shareholder return.

        The Compensation Committee carefully considered the perspectives heard during the investor outreach efforts and reviewed the results of the discussions over several months. Following a detailed review process, the Compensation Committee certified results and made final decisions concerning executive compensation for fiscal 2015, the framework for which had been established well before our 2015 Annual Meeting of shareholders and subsequent shareholder outreach efforts. It was then able to incorporate more structural changes in the executive compensation program for fiscal 2016. The Compensation Committee feels strongly that the final compensation results for fiscal 2015 and the structural changes to the executive compensation program for fiscal 2016, each as described in more detail below, address many of the key concerns raised by investors. It also believes that the revised framework for fiscal 2016 reflects many of the best practices in executive compensation today, has increased the emphasis on performance in the program and will result in an even greater alignment between the interests of our Named Executive Officers and those of our shareholders.

Overview of Fiscal 2015 Executive Compensation Actions

        Some of the highlights of our executive compensation program for fiscal 2015 include:

  •
  Under the Company's annual performance-based cash award program for fiscal 2015, the Compensation Committee determined that none of the Named Executive Officers would receive a cash bonus with respect to fiscal 2015, evidencing the Compensation Committee's rigorous review of the Company's performance during the year.

  •
  The Compensation Committee determined that the performance criterion for Mr. Paul Marciano's restricted stock unit award granted in fiscal 2015 that included performance metrics based on the Company's fiscal 2015 earnings from operations ("2015 Performance Share Award") was not met, resulting in the forfeiture of the entire award and further demonstrating the performance-based nature of our executive compensation program.

  •
  The performance criterion for Mr. Paul Marciano's restricted stock unit award granted in fiscal 2015 that included a performance metric based on the Company's earnings from operations derived from the Company's licensing segment ("2015 Licensing Award") was met, resulting in the award becoming eligible to vest in accordance with its pre-established service-based vesting schedule.

  •
  The Compensation Committee determined to provide equity awards in the form of stock options and restricted stock awards to Mr. Reddy and Mr. Relich under the annual performance-based program (with respect to fiscal 2015) with grant-date values that were near the maximum eligible payout levels.

        While the Company's overall financial results for fiscal 2015 were disappointing, the Compensation Committee believes that the fiscal 2015 executive compensation decisions and results described above demonstrate a clear "pay for performance" link, particularly with respect to our Chief Executive Officer, who received no cash bonus and forfeited his entire 2015 Performance Share Award. For more information regarding how the fiscal 2015 compensation decisions and results described above translated into "realizable pay" for our Chief Executive Officer, see the additional disclosure above under the heading "—CEO Realizable Compensation."

Overview of Fiscal 2016 Executive Compensation Actions

        Some of the highlights of our executive compensation program for fiscal 2016 include:

  •
  Half of Mr. Paul Marciano's equity award for fiscal 2016 (based on grant date fair value) is a performance-based vesting restricted stock unit award with vesting subject to both a three-year relative total stockholder return measure and service-based vesting requirements.

  •
  Half of Mr. Paul Marciano's equity award for fiscal 2016 (based on grant date fair value) is a restricted stock unit award with vesting subject to both the achievement of a threshold level of the Company's earnings from operations derived from the Company's licensing segment for fiscal 2016 and service-based vesting requirements.

  •
  In recent years, the Company's cash awards for the Named Executive Officers have been determined entirely within the Compensation Committee's discretion, subject to a maximum amount for each executive determined based on our earnings from operations. For fiscal 2016, final cash award amounts for the Named Executive Officers will be determined taking into account specific pre-established earnings from operations goals for the fiscal year, set at levels considered by the Compensation Committee to be rigorous, and subject to a maximum amount for each executive determined based on our cash flow from operations for the fiscal year.

For a more detailed description of the compensation framework and related performance measures and award opportunities established by the Compensation Committee for the Named Executive Officers with respect to fiscal 2016, see "—Material Compensation Committee Actions After Fiscal 2015" below.

CEO Realizable Compensation

        Mr. Paul Marciano's realizable compensation for 2015 (determined as described below) is substantially less than his fiscal 2015 total compensation as reported in the "Summary Compensation Table" on page 54, principally because of the forfeiture of his 2015 Performance Share Award, as mentioned above. SEC rules require that all stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted to the Named Executive Officer based on their respective fair values determined at the time of grant of the awards, even if such awards were scheduled to vest in later years, and even if such awards were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). The following table shows Mr. Paul Marciano's "realizable" compensation for fiscal 2015 compared against his total compensation reported in the Summary Compensation Table for fiscal 2015. For these purposes, "realizable" compensation is determined in the same manner as total compensation is reported in the Summary Compensation Table, but adjusted to take into account any forfeiture of equity awards granted during the fiscal year as well as the change in the value of our Common Stock subject to other equity awards granted during the year. As Mr. Paul Marciano forfeited his entire 2015 Performance Share Award, Mr. Paul Marciano's fiscal 2015 realizable compensation does not include any value as to that award. In addition, Mr. Paul Marciano's 2015 realizable compensation attributable to his 2015 Licensing Award is based on the value of that award at the end of fiscal 2015. Consistent with the intent that equity awards align our executives' interests with those of our shareholders, the value of the shares of our Common Stock subject to Mr. Paul Marciano's 2015 Licensing Award at the end of fiscal 2015 (plus dividend equivalents attributable to those shares with respect to fiscal 2015) was less than the value of the same number of shares at the time the award was originally granted. As shown in the CEO Realizable Compensation Table below, Mr. Paul Marciano's total realizable compensation calculated in this manner was $3,695,851 for fiscal 2015, which is $5,289,742 less than his fiscal 2015 total compensation as required to be disclosed in the Summary Compensation Table. Both the CEO Realizable Compensation Table and the Summary Compensation Table reflect the fact that Mr. Paul Marciano did not receive a cash incentive award for fiscal 2015. The table below supplements, and should be read in connection with, the Summary Compensation Table.

CEO Realizable Compensation Table—Fiscal 2015

Name and Principal Position	Fiscal Period	Salary ($)	Bonus / Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total Realizable Compensation ($)	Total Compensation as Reported in the Summary Compensation Table ($)	Difference Between Total Realizable Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Paul Marciano Chief Executive Officer and Vice Chairman	2015	1,500,000	—	1,945,500	250,351	3,695,851	8,985,593	(5,289,742)

(1)
The dollar amount shown in this column is equal to the product of (1) the number of shares of Company Common Stock subject to Mr. Paul Marciano's 2015 Licensing Award as of January 31, 2015, multiplied by (2) $19.455. $19.455 is the sum of (a) $18.78, the closing market price of the Company's Common Stock on January 30, 2015, the last trading day of fiscal 2015, plus (b) $0.675, the aggregate cash value of the dividends paid by the Company on a share of its Common Stock from the time of grant until the end of fiscal 2015 (which are being taken into account since Mr. Paul Marciano is entitled to dividend equivalents on the shares subject to his 2015 Licensing Award). No value is included as to Mr. Paul Marciano's 2015 Performance Share Award as he forfeited that entire award.

  Executive Compensation Program Philosophies and Objectives

          The Company's executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with those of our shareholders. In structuring the Company's current executive compensation programs, we are guided by the following basic philosophies:

  •
  Competition.  The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

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  Pay for Performance.  A substantial portion of compensation should be tied to Company (and/or particular department or segment) and individual performance.

  •
  Alignment with Shareholder Interests.  A substantial portion of eligible compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

        We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

  ✓
  We do not have minimum award levels under our annual cash or equity incentive award plans (other than a guaranteed bonus for Ms. Ernster for fiscal 2014 (and paid in fiscal 2015) that had been negotiated as part of her new-hire package).

  ✓
  We do not provide excise tax gross-ups on change in control payments.

  ✓
  We do not reprice "underwater" stock options (stock options where the exercise price is above the then-current market price of our stock) without shareholder approval.

  ✓
  Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include stock holding requirements for individuals who have not satisfied the guideline level of ownership.

  ✓
  We have a "clawback" policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of performance-based incentive compensation in certain circumstances if the awards are linked to financial results that are subsequently revised.

  ✓
  Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

Consistent with our compensation philosophies described above, our goal for fiscal 2015 was to provide each Named Executive Officer with a total executive compensation package that was competitive in light of the compensation paid to comparable executives at our peer group companies and appropriately reflected individual and Company performance in fiscal 2015.

The Role of the Compensation Committee and Management

        The Company's executive compensation programs are determined and approved by the Compensation Committee. Our Chief Executive Officer and Chairman of the Board recommend to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officers. At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The

Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Role of the Independent Compensation Consultant

        As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. During fiscal 2015, FW Cook assisted the Compensation Committee (1) in a review of COO and CFO compensation, including assembling and analyzing competitive compensation data among the peer group of companies listed below and (2) in its shareholder outreach efforts concerning executive compensation matters. During fiscal 2016, FW Cook continued assisting the Compensation Committee as it made a number of important design changes to its executive compensation program for fiscal 2016 in light of investor feedback as described under "—Material Compensation Committee Actions After Fiscal 2015" below.

        The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company's management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advising the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.

        The peer group used for the competitive analysis of COO and CFO compensation during fiscal 2015 was established by the Compensation Committee, taking into account the advice of FW Cook and input from management. (The new peer group data was not used as to Mr. Paul Marciano's compensation levels during fiscal 2015 as those levels had been established in his employment agreement.) In selecting the peer companies, made up of publicly-traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2015 were:

Abercrombie & Fitch Co.	Fossil Group, Inc.
Aéropostale, Inc.	Jones Group Inc.
American Eagle Outfitters, Inc.	Kate Spade & Company
ANN INC.	New York & Company, Inc.
Chico's FAS, Inc.	PVH Corp.
The Children's Place, Inc.	Quiksilver, Inc.
Coach, Inc.	Ralph Lauren Corporation
Deckers Outdoor Corp.	Urban Outfitters, Inc.
Express, Inc.

        The peer group for fiscal 2015 was the same as the peer group for the prior year, with the following exceptions: (1) the removal of the following companies, which are no longer publicly traded: Coldwater Creek, Inc., Kenneth Cole Productions, Inc., The Talbots, Inc., True Religion Apparel, Inc. and Warnaco Group, Inc., (2) the removal of the following companies due to their relatively low market cap, revenue and operating income levels: bebe stores, inc. and Pacific Sunwear of California, Inc. and (3) the addition of the following companies based on a review of their size (including market cap, revenue and operating income) and lines of business: The Children's Place, Inc., Deckers Outdoor Corp., Express Inc., Jones Group Inc. and Kate Spade & Company.

        The peer company compensation data provided by FW Cook in fiscal 2015 was used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data. Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. Except as otherwise noted, the Compensation Committee's executive compensation determinations are subjective and the result of the Compensation Committee's business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee's independent executive compensation consultant.

The Role of Shareholder Say-on-Pay Votes

        Our shareholders are provided with an opportunity to cast an advisory vote on our executive compensation program every three years through the say-on-pay proposal. Our shareholders were last presented with such an opportunity at our 2014 annual meeting of shareholders, where a majority of the votes cast opposed our say-on-pay proposal. As discussed above, the Compensation Committee took the results of this vote very seriously and, to better understand shareholder perspective on this important topic, the Chairperson of the Compensation Committee led a shareholder outreach effort which included direct discussions with shareholders representing an estimated 63% of the issued and outstanding shares of our Common Stock held by persons other than insiders.

        As discussed above, the Compensation Committee carefully considered the perspectives heard during the investor outreach efforts and reviewed the results of the discussions over several months. Following a detailed review process, the Compensation Committee certified results and made final decisions concerning executive compensation for fiscal 2015, the framework for which had been established well before our 2015 Annual Meeting of shareholders and subsequent shareholder outreach efforts. It was then able to incorporate more structural changes in the executive compensation program for fiscal 2016. The Compensation Committee feels strongly that the final compensation results for fiscal 2015 and the structural changes to the executive compensation program for fiscal 2016 address many of the key concerns raised by investors. It also believes that the revised framework for fiscal 2016 reflects many of the best practices in executive compensation today, has increased the emphasis on performance in the program and will result in an even greater alignment between the interests of our Named Executive Officers and those of our shareholders.

        For a more detailed description of the compensation framework and related performance measures and award opportunities established by the Compensation Committee for the Named Executive Officers with respect to fiscal 2016, see "—Material Compensation Committee Actions After Fiscal 2015" below.

        When making future compensation decisions for our Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express directly to the Compensation Committee and through our say-on-pay advisory votes. The next advisory vote on our executive compensation program will occur at the 2017 annual meeting of our shareholders.

Executive Compensation Program Elements for Fiscal 2015

Summary

        The information provided in this section reflects the Company's key executive compensation program elements for fiscal 2015. For a description of important changes made to certain of these compensation program elements for fiscal 2016, see "—Material Compensation Committee Actions After Fiscal 2015" below.

        The material elements of our current executive compensation program for Named Executive Officers consist of a base salary, an annual cash incentive opportunity and a long-term equity incentive opportunity. We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Chief Executive Officer and severance protection for terminations of our Named Executive Officers' employment.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive's continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the shorter-term awards focused on recruitment).

        Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance. It also helps further align Named Executive Officers' interests with those of our shareholders and helps us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers' interests with those of our shareholders, although they also hold executives accountable for performance and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer's annual cash incentive opportunity is paid out on an annual basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance and continued employment over one or more years.

        The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company's compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.

Base Salaries for Fiscal 2015

        Base salaries of the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.

        For fiscal 2015, Mr. Paul Marciano's base salary remained flat at $1,500,000, a level originally set by the Compensation Committee in connection with the negotiation of Mr. Paul Marciano's employment agreement during 2013. Mr. Paul Marciano agreed to defer the portion of his salary in excess of $1,000,000 until the termination of his employment with the Company pursuant to the

Company's Nonqualified Deferred Compensation Plan in order to help preserve the deductibility of that portion for tax purposes.

        During fiscal 2015, the Compensation Committee reviewed the overall compensation levels for Mr. Relich and Mr. Reddy, including through a review and analysis of COO and CFO compensation data among a peer group of companies (as discussed in more detail under "—The Role of the Independent Compensation Consultant" above). While the Compensation Committee generally does not set compensation levels at any specific level or percentile against this compensation data, it did consider the data, which showed that the base salaries for both Mr. Relich and Mr. Reddy were below the 25th percentile for the peer group, in its deliberations. Following its review, the Compensation Committee increased Mr. Relich's base salary by 9.1% from $550,000 to $600,000 and Mr. Reddy's base salary by 12.5% from $400,000 to $450,000 to bring their respective base salaries closer to the median for similar positions at companies in the peer group.

        Ms. Ernster's base salary was set at $675,000 in connection with her offer of employment as Chief Design Officer in March 2013. Ms. Ernster's base salary was negotiated with her and set at a level the Compensation Committee believed to be appropriate and competitive for that position. The base salary for Ms. Ernster remained flat in fiscal 2015 versus the prior year.

        The amount of base salary paid to each Named Executive Officer for fiscal 2015 is reported in Column (c) of the "Summary Compensation Table" below.

Annual Cash Incentive Awards for Fiscal 2015

        We believe that a significant portion of compensation for executive officers should be based on Company and individual performance, with the opportunity to earn substantial awards in connection with superior business and individual performance. Annual cash incentive awards are generally granted to the Company's Named Executive Officers under the Company's shareholder-approved Annual Incentive Bonus Plan (the "Bonus Plan"), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance goals. Specific performance criteria that can be used by the Compensation Committee (in its sole discretion) each period are set forth in the Bonus Plan.

        For fiscal 2015, the Compensation Committee utilized a two-tier funding approach for Named Executive Officers under the Bonus Plan that was designed to give the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant, within a framework that is intended to preserve the Company's tax deduction for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Under the program, the Compensation Committee approves pre-established formulas to determine the maximum cash incentive opportunity that may be awarded to each Named Executive Officer under the Bonus Plan, then exercises its discretion in determining the actual cash payouts, which will be at or below the calculated maximum payout levels.

Calculation of Maximum Eligible Cash Awards for Fiscal 2015

        For fiscal 2015, the Compensation Committee established maximum individual cash award opportunities for the Named Executive Officers pursuant to a specific formula tied to the Company's earnings from operations. For Mr. Paul Marciano, this limit was based on the Company's earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for the entire fiscal 2015 year. However, for the other Named Executive Officers, this limit was based on the Company's earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for the last three quarters of fiscal 2015. (The shorter performance period for the other Named Executive Officers for fiscal 2015 was a result of technical differences between the way that equity awards are structured for Mr. Paul Marciano and for the other Named Executive Officers. Because the Company's 2004 Equity Incentive Plan was scheduled to expire by its terms in April 2014 and be submitted to a shareholder vote to extend its term at the 2014 annual meeting of shareholders, if the Compensation Committee had set fiscal 2015 goals for equity for the other Named Executive Officers prior to the 2014 annual meeting of shareholders, such awards would have been contingent on shareholder approval of the 2004 Equity Incentive Plan. Rather than provide for contingent equity awards to these other Named Executive Officers, the Compensation Committee elected (on a one time basis) to wait until after shareholder approval of the 2004 Equity Incentive Plan at the 2014 annual meeting of shareholders to consider and set the performance goals for the other Named Executive Officers, resulting in a slightly shorter performance period for their equity award opportunities for fiscal 2015. Finally, because the cash and equity award programs for fiscal 2015 for the other Named Executive Officers utilized the same performance metric, the Compensation Committee also elected to wait to set the cash award opportunity goals, resulting in the same shortened performance period for the fiscal 2015 cash and equity award opportunities for the other Named Executive Officers.)

        The maximum individual cash award opportunities for fiscal 2015 were as follows: for Mr. Paul Marciano, a maximum award opportunity equal to the lesser of 3.71% of earnings from operations for fiscal 2015 or 500% of base salary; for Mr. Reddy, a maximum award opportunity equal to the lesser of 0.17% of earnings from operations for the last three quarters of fiscal 2015 or 75% of base salary; for Mr. Relich, a maximum award opportunity equal to the lesser of 0.22% of earnings from operations for the last three quarters of fiscal 2015 or 75% of base salary; and for Ms. Ernster, a maximum award opportunity equal to the lesser of 0.25% of earnings from operations for the last three quarters of fiscal 2015 or 75% of base salary. For Mr. Paul Marciano, the maximum award opportunity as a percentage of base salary is provided under his employment agreement. For the other Named Executive Officers, the percentage of base salary is consistent with the maximum opportunity provided for continuing Named Executive Officers in the prior year.

        The Compensation Committee chose earnings from operations as the measurement used to calculate maximum cash incentive opportunities (and to establish the performance-based aspects of our long-term equity incentive awards for fiscal 2015 as described below) as a way to further link the executives' incentive opportunities to the Company's financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors.

        Each Named Executive Officer also has a threshold and target cash incentive amount under the Bonus Plan. These amounts are established as guidelines only and are not tied to any particular metric or goal, with the Compensation Committee able to exercise discretion to award incentives that are above or below such levels (but in all cases within the applicable maximum as described above) based on its subjective assessment of such factors as it deems appropriate. Pursuant to his employment agreement, the target incentive amount as a percentage of base salary for Mr. Paul Marciano was 400% and, while no threshold incentive amount was specified, the cash award can be reduced down to zero. The threshold and target incentive amounts as a percentage of base salary for the other executive officers was set at 25% for threshold and 50% for target (which amounts were consistent with the opportunity levels provided for continuing Named Executive Officers in the prior year). At the time each of these target and threshold levels was approved for fiscal 2015, the Compensation Committee believed them to be reasonably competitive for each position.

        In the first quarter of fiscal 2016, the Compensation Committee determined the Company's earnings from operations (as described above) for the last three quarters of fiscal 2015 was $127.9 million, and that the Company's earnings from operations (as described above) for all of fiscal 2015 was $125.9 million. Accordingly, the potential maximum payout opportunity for Mr. Paul Marciano was 311% of base salary (or $4,671,335), for Mr. Reddy was 48% of base salary (or $217,411), and for Mr. Relich was 47% of base salary (or $281,356). Ms. Ernster was not eligible to receive an individual cash award for fiscal 2015 due to her separation from the Company prior to year-end.

Determination of Actual Cash Awards for Fiscal 2015

        Once the maximum payout levels are established, the Compensation Committee then determines actual cash payouts for each participating Named Executive Officer (subject to the calculated maximum payout level for that executive). The Compensation Committee bases its final cash award decision on its subjective assessment of the Company's overall financial performance for the fiscal year, each Named Executive Officer's individual performance for the fiscal year and other factors that the Compensation Committee determines warrant consideration, such as global economic and competitive conditions.

        For fiscal 2015, although the Compensation Committee reviewed the Company's financial results in detail, it did not directly link all or any portion of the Named Executive Officers' cash incentive awards to the achievement or failure to achieve any specific goal or assign a specific weighting to any particular financial measure. Instead, the Compensation Committee considered the financial results in the context of the economic and competitive environment, with a focus on both near-term results and the long-term health and positioning of the Company. In particular, the Compensation Committee reviewed the Company's earnings, revenues, expenses, margins, return on invested capital, segment performance, cash flows and total shareholder return for fiscal 2015. The Compensation Committee also considered its subjective assessment of the Company's overall financial position at year-end.

        In addition, the Compensation Committee evaluated each individual Named Executive Officer's performance during the fiscal year, taking into account the individual's contributions to the Company's various strategic initiatives, such as growth, profitability, omni-channel, supply chain, planning and allocation, design, marketing and organizational development initiatives. The Compensation Committee gave no specific weighting to any particular performance measure and evaluated individual performance in a non-formulaic manner.

        The Compensation Committee also acknowledged management's dedication to the long-term success of the Company, as demonstrated by management's continuing effort to strategically execute on the Company's long-term global expansion strategy and its commitment to protect the Guess brand, even during a period of particularly difficult economic and market conditions. However, despite these positive achievements and strong management team performance in many areas, the Compensation Committee recognized that the Company did not achieve its original financial expectations for fiscal 2015, including revenues (which declined 6% over the prior year) and diluted earnings per share (which declined 38% over the prior year to $1.11 per share).

        Based on its overall subjective assessment of Company and individual performance, including all the factors discussed above, the Compensation Committee ultimately determined not to award any cash bonuses to its Named Executive Officers for fiscal 2015.

Long-Term Equity Incentive Awards for Fiscal 2015

        The Company's philosophy is that the Named Executive Officers' long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers' long-term compensation is currently awarded in the form of stock options and restricted stock (or, in the case of Mr. Paul Marciano, restricted stock units). The Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units and other awards under the Company's 2004 Equity Incentive Plan. The fiscal 2015 equity awards granted to Mr. Paul Marciano are described under "—Equity Awards for Mr. Paul Marciano for Fiscal 2015" below.

        Stock Options.    The Company generally makes a portion of its long-term incentive grants to our Named Executive Officers (other than Mr. Paul Marciano) in the form of stock options with an exercise price that is equal to the closing price of a share of the Company's Common Stock on the NYSE on the grant date. The Compensation Committee utilizes stock options to help ensure that the Named Executive Officers will realize value only if our shareholders realize value on their shares. Stock options also foster retention of key executives since the awards generally vest over the four-year period following the performance period.

        Restricted Stock.    The Compensation Committee uses restricted stock (or restricted stock units) in addition to stock options to reduce the level of potential share dilution that would otherwise develop if larger stock option awards were granted. The Compensation Committee also uses restricted stock awards as a retention incentive as they generally vest over the four-year period following the performance period. In addition, restricted stock promotes commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Company's Common Stock over time.

Equity Awards for the Named Executive Officers Other Than Mr. Paul Marciano for Fiscal 2015

        Like the annual cash incentive award program, for fiscal 2015, the Compensation Committee utilized a two-tier approach for equity awards to Named Executive Officers (other than Mr. Paul Marciano) that gives the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant, within a framework that is intended to preserve the Company's tax deduction for qualified performance-based restricted stock under Section 162(m) of the Internal Revenue Code. Like the cash program, the Compensation Committee approves pre-established formulas to determine the maximum value of the equity incentive opportunities that may be awarded to each Named Executive Officer, then exercises its discretion in determining the number of shares to be subject to the actual equity awards, which will be at levels at or below the calculated maximum award levels. The maximum number of shares of the Company's Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer's current position with the Company, the size of comparable awards to comparable executives at our peer group companies, and the individual's personal performance in recent periods. The Compensation Committee believes that the mix of equity award types, which currently provides a heavier emphasis on restricted stock than on stock options (as more fully described below), supports its retention and performance objectives and provides a balanced risk/reward approach, while maintaining a strong alignment between the interests of the Named Executive Officers and those of our shareholders.

        Calculation of Maximum Eligible Equity Awards for Fiscal 2015.    For fiscal 2015, the Compensation Committee established maximum equity incentive opportunities in the form of stock options and restricted stock for each of the Named Executive Officers (other than Mr. Paul Marciano) pursuant to a specific formula tied to the Company's earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for the last three quarters of fiscal 2015. The maximum individual equity award opportunities for participating Named Executive Officers for fiscal 2015 were as follows: for Mr. Reddy, a maximum stock option award opportunity value equal to the lesser of 0.05% of earnings from operations for the last three quarters of fiscal 2015 or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.13% of earnings from operations for the last three quarters of fiscal 2015 or 60% of base salary; for Mr. Relich, a maximum stock option award opportunity value equal to the lesser of 0.06% of earnings from operations for the last three quarters of fiscal 2015 or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.18% of earnings from operations for the last three quarters of fiscal 2015 or 60% of base salary; and for Ms. Ernster, a maximum stock option award opportunity value equal to the lesser of 0.07% of earnings from operations for the last three quarters of fiscal 2015 or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.20% of earnings from operations for the last three quarters of fiscal 2015 or 60% of base salary. The percentage of base salary level in each case was the same as the level used under the fiscal 2014 annual incentive program for continuing Named Executive Officers.

        In the first quarter of fiscal 2016, the Compensation Committee determined the Company's earnings from operations (as described above) for the last three quarters of fiscal 2015 was $127.9 million, which resulted in potential maximum stock option and restricted stock award opportunity values as follows: for Mr. Reddy, maximum stock option and restricted stock award values equal to 14% and 37% of base salary, respectively; and for Mr. Relich, maximum stock option and restricted stock award values equal to 13% and 38% of base salary, respectively. Ms. Ernster was not eligible to receive equity awards for fiscal 2015 due to her separation from the Company prior to year-end. These maximum award opportunities were then converted from dollar amounts to shares, with stock options valued using the Black Scholes Model and restricted stock valued at the closing price of the Company's unrestricted Common Stock on the NYSE, in each case on a pre-determined measurement date with respect to the grant date. For fiscal 2015, the grant date occurred on April 2, 2015, the date of the first quarter Compensation Committee meeting where the Compensation Committee approved the awards, and the pre-determined measurement date occurred five business days prior to the grant date in order to allow the Compensation Committee sufficient time to review final maximum share and option opportunities prior to making its final award decisions.

        Determination of Actual Equity Awards for Fiscal 2015.    Once the maximum payout levels are established, the Compensation Committee then determines actual equity awards for each participating Named Executive Officer (other than Mr. Paul Marciano) under the annual equity program (subject to the calculated maximum payout levels for that executive) using the same review and subjective assessment process as used for the annual cash incentive award program described in detail under "—Annual Cash Incentive Awards for Fiscal 2015" above.

        Like the annual cash incentive award program for fiscal 2015, the Compensation Committee gave no specific weighting to any particular performance measure considered for fiscal 2015 for equity awards and evaluated individual performance in a non-formulaic manner, making an overall subjective assessment of Company and individual performance during the year. While the Compensation Committee did not award cash bonuses to any of the Named Executive Officers (including Mr. Paul Marciano) for fiscal 2015, it decided to provide equity awards to Mr. Reddy and Mr. Relich with grant-date values that were near the maximum eligible payout levels described above. The Compensation Committee believes that the grant of equity awards at these levels, when combined with the lack of cash bonus awards for fiscal 2015, resulted in total direct compensation levels for Mr. Reddy and Mr. Relich that are well below the median total direct target compensation levels for comparable positions in the Company's peer group (based on publicly-available data for the peer group companies provided by FW Cook). As mentioned above, Ms. Ernster was not eligible to receive equity awards for fiscal 2015 due to her separation from the Company prior to year-end.

        The Compensation Committee's decision to provide equity awards at these levels (while paying no cash bonus awards) was intended to strike a balance of recognizing the contributions of Mr. Reddy and Mr. Relich during a time of difficult economic and market conditions, while recognizing that the Company did not achieve its original financial expectations for the year. The Compensation Committee believes that the fiscal 2015 equity awards provide the added benefits over cash awards of helping to further align the interests of management with shareholders (since their ultimate value depends on share price) and helping to foster a long-term approach (since the awards vest over a number of years).

        The actual equity awards approved by the Compensation Committee for the Named Executive Officers with respect to fiscal 2015 performance are presented in footnote (2) to the "Grants of Plan-Based Awards in Fiscal 2015" table below. In accordance with applicable SEC rules, the "Grants of Plan-Based Awards in Fiscal 2015" table reflects equity awards actually granted by the Company in fiscal 2015. The material terms of the equity awards granted to our Named Executive Officers during fiscal 2015 are described below under "—Description of Plan-Based Awards." Since our equity awards granted in fiscal 2015 under the annual program related to performance in fiscal 2014, the basis for these awards was included in the "Compensation Discussion and Analysis" section of our proxy statement filed with the SEC on May 28, 2014 with respect to our 2014 annual meeting of shareholders. The equity awards described in the preceding paragraphs, which were awarded in the first quarter of fiscal 2016 based on fiscal 2015 performance, will, in accordance with applicable SEC rules, be reflected in the "Grants of Plan-Based Awards" table included in our proxy statement next year with respect to our 2016 annual meeting of shareholders.

Equity Awards for Mr. Paul Marciano for Fiscal 2015

        The Compensation Committee granted two awards of restricted stock units to Mr. Paul Marciano in April 2014, the 2015 Licensing Award and the 2015 Performance Share Award, pursuant to the terms of his employment agreement. Each of these awards is subject to both time- and performance-based vesting requirements and was determined by the Compensation Committee to be, in light of Mr. Paul Marciano's role with the Company, an appropriate incentive for Mr. Paul Marciano both to achieve the specific performance goals identified below and to continue his employment with the Company through the vesting periods. The 2015 Licensing Award, consisting of 100,000 restricted stock units, would be eligible to vest only if the Company's earnings from operations derived from the Company's licensing segment for fiscal 2015 exceeded a threshold amount established by the Compensation Committee of $76.9 million. If this threshold goal was met, the awards would vest in three annual installments at the end of each of fiscal 2015, 2016 and 2017, subject to Mr. Paul Marciano's continued service as an employee or director of the Company through the applicable vesting date. The Compensation Committee believes that Mr. Paul Marciano continues to make substantial contributions to the Company's licensing segment. Earnings from operations derived from the Company's licensing segment was selected as the performance measure for this award as a way to further link Mr. Paul Marciano's incentives to the performance of that segment of the Company's business. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. Following the end of fiscal 2015, the Compensation Committee determined that the Company's licensing segment earnings from operations for fiscal 2015 was $101.3 million, meaning that the threshold level had been achieved.

        The 2015 Performance Share Award for Mr. Paul Marciano, consisting of a target number of 159,700 restricted stock units, would be eligible to vest with respect to a percentage of that target number determined based on the Company's earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for fiscal 2015 in accordance with the following chart:

Earnings from Operations for Fiscal 2015	Percentage of Target Number of Units Eligible to Vest
Less than $184.5 million	0%
$184.5 million	50%
$209.1 million	100%
$268.7 million or more	150%

        Earnings from operations was selected as the performance measure for this award as a way to further link Mr. Paul Marciano's incentives to the Company's overall financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. The percentage of target restricted stock units eligible to vest would be determined by linear interpolation for performance between the levels noted above, with the maximum number of units eligible to vest being capped at 150% of the target number. The restricted stock units that were eligible to vest based on fiscal 2015 performance would vest in one installment on January 31, 2017, subject to Mr. Paul Marciano's continued service with the Company through that date. The number of units subject to the award was determined by dividing $4.5 million by the average closing prices of our Common Stock over a period of twenty trading days ending on the grant date. Following the end of fiscal 2015, the Compensation Committee determined that the Company's earnings from operations for fiscal 2015 was $125.9 million, falling short of the threshold level and resulting in the forfeiture of the entire award.

Material Compensation Committee Actions After Fiscal 2015

        During the first quarter of fiscal 2016, following a shareholder outreach effort that was led by the Chairperson of the Compensation Committee, the Compensation Committee established the compensation framework and related performance measures and award opportunities for the Named Executive Officers with respect to fiscal 2016. For a further discussion of the shareholder outreach effort that was led by the Chairperson of the Compensation Committee, see "—Shareholder Engagement" above.

Fiscal 2016 Cash Incentive Opportunities

        During the first quarter of fiscal 2016, the Compensation Committee established the fiscal 2016 annual cash incentive award opportunities for the Named Executive Officers. The maximum fiscal 2016 individual cash award opportunities for each Named Executive Officer will be determined based on the Company's cash flow from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for fiscal 2016. Each Named Executive Officer's maximum cash award opportunity for fiscal 2016 will be: for Mr. Paul Marciano, a maximum award opportunity equal to the lesser of 4.35% of cash flow from operations for fiscal 2016 or 500% of base salary; for Mr. Reddy, a maximum award opportunity equal to the lesser of 0.46% of cash flow from operations for fiscal 2016 or 150% of base salary; and for Mr. Relich, a maximum award opportunity equal to the lesser of 0.57% of cash flow from operations for fiscal 2016 or 150% of base salary. Unlike the approach used under the Bonus Plan in prior years, in which the Compensation Committee would next exercise its discretion in determining the actual cash payouts, under the fiscal 2016 cash incentive award program, each Named Executive Officer's cash incentive award will then be determined (within such maximum levels) with reference to the Company's earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for fiscal 2016. The Compensation Committee decided that this second tier approach for determining actual cash payouts would be based on earnings from operations in part to address shareholder concerns regarding a desire for less Compensation Committee discretion with respect to cash bonus awards for executives, and also because the Compensation Committee believes that earnings from operations as the measurement used to calculate maximum cash incentive opportunities helps to further link the executives' incentive opportunities to the Company's financial performance. For these purposes, the Compensation Committee established threshold, target and stretch earnings from operations goals for fiscal 2016 at levels that the Compensation Committee considered to be rigorous.

        If the Company's earnings from operations for fiscal 2016 are at the threshold level, the bonus for Mr. Paul Marciano would be 200% of base salary and the bonuses for Messrs. Reddy and Relich would be 37.5% of their respective base salary levels. If the Company's earnings from operations for fiscal 2016 are at the target level, the bonus for Mr. Paul Marciano would be 400% of base salary and the bonuses for Messrs. Reddy and Relich would be 75% of their respective base salary levels. If the Company's earnings from operations for fiscal 2016 are at the stretch level, the bonus for Mr. Paul Marciano would be 500% of base salary and the bonuses for Messrs. Reddy and Relich would be 150%

percent of their respective base salary levels. Bonus levels will be determined on a straight-line basis for earnings from operations between the stated levels. The Compensation Committee retains the ability to adjust the incentives based on its assessment of such other factors as it deems appropriate, and in all cases subject to the applicable maximum levels.

Fiscal 2016 Restricted Stock Unit and Performance Share Awards for Mr. Paul Marciano

        On May 1, 2015, the Compensation Committee approved the grant of two restricted stock unit awards for Mr. Paul Marciano under the Company's 2004 Equity Incentive Plan. Each of these awards had a grant date fair value (as computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions) of approximately $3.25 million. Each restricted stock unit subject to these awards represents a contractual right to receive one share of the Company's Common Stock if the applicable performance-based and service-based vesting requirements are satisfied.

        The first restricted stock unit award, consisting of 175,866 restricted stock units (the "Licensing and Time-Based Award"), will be eligible to vest only if the Company's earnings from operations from its licensing segment ("Licensing Earnings") for fiscal 2016 exceeds a threshold amount established by the Compensation Committee; provided, however, that if either a "change in control" (as defined in Mr. Paul Marciano's employment agreement) or Mr. Paul Marciano's death or "disability" (as defined in Mr. Paul Marciano's employment agreement) occurs before the last day of fiscal 2016, this performance requirement will be deemed to have been satisfied as of the date of such event. If this threshold goal is met, the Licensing and Time-Based Award will vest in three equal installments on each of January 30, 2016, January 30, 2017 and January 30, 2018, subject to Mr. Paul Marciano's continued service to the Company through the applicable vesting date.

        The second award for Mr. Paul Marciano, consisting of a target number of 183,368 restricted stock units (the "Performance Share Award"), is subject to a relative total stockholder return ("TSR") vesting requirement over a three-year performance period and is also subject to continued service requirements. Between zero and 150% of the target number of restricted stock units subject to the award will vest based on the Company's TSR compared to the TSRs for a peer group of companies approved by the Compensation Committee for the three-year performance period consisting of the Company's 2016, 2017 and 2018 fiscal years in accordance with the following chart:

Company TSR Percentile for the Performance Period	Percentage of Target Number of Units that Will Vest
Below 25th Percentile	0%
25th Percentile	25%
50th Percentile	100%
75th Percentile and Above	150%

        The percentage of target restricted stock units that vest will be determined by linear interpolation if the Company's TSR percentile is between the levels noted above. A dollar-denominated payment cap was also imposed on the award. In all events, the number of restricted stock units subject to the Performance Share Award that vest will not exceed the number of restricted stock units determined by dividing three times the grant date fair value of the award by the closing price of a share of the Company's Common Stock on the applicable vesting date.

        As described under "—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for Mr. Paul Marciano for Fiscal 2015" above, Mr. Paul Marciano was granted an award of restricted stock units in fiscal 2015 that was eligible to vest with respect to a percentage of the target number of units subject to the award determined based on the Company's earnings from operations for fiscal 2015, and that the restricted stock units that were eligible to vest based on fiscal 2015 performance would vest in one installment on January 31, 2017, subject to Mr. Paul Marciano's continued employment or service with the Company through that date (as described above, Mr. Paul Marciano ultimately forfeited this award in its entirety). In response to shareholder concerns regarding a desire to see (1) performance metrics that more closely link executive pay with shareholder value, such as TSR, and (2) longer performance periods for performance-based equity awards, the Compensation Committee decided that the performance metric applicable to the Performance Share Award for Mr. Paul Marciano for fiscal 2016 would be based on the Company's relative TSR metric described above (and not based on earnings from operations) and that the Performance Share Award will vest over a three-year performance period (instead of being subject to a one-year performance period).

        The Compensation Committee approved the following peer group of companies for purposes of the Performance Share Award:

Abercrombie & Fitch Co.	Fossil Group, Inc.
Aéropostale, Inc.	Kate Spade & Company
American Eagle Outfitters, Inc.	Michael Kors Holdings Limited
ANN INC.	New York & Company, Inc.
Chico's FAS, Inc.	PVH Corp.
The Children's Place, Inc.	Quiksilver, Inc.
Coach, Inc.	Ralph Lauren Corporation
Deckers Outdoor Corp.	Urban Outfitters, Inc.
Express, Inc.

        This peer group is the same as the peer group used by the Compensation Committee for certain compensation reviews in fiscal 2015, except for the removal of Jones Group Inc., which is no longer publicly traded, and the addition of Michael Kors Holdings Limited.

        In general, if Mr. Paul Marciano's service to the Company terminates for any reason, any restricted stock units subject to the awards that have not previously vested will terminate. If Mr. Paul Marciano's employment terminates due to a termination by the Company without "cause" (as defined in Mr. Paul Marciano's employment agreement), by Mr. Paul Marciano for "good reason" (as defined in Mr. Paul Marciano's employment agreement) or due to his death or disability, any restricted stock units subject to the Licensing and Time-Based Award that became eligible to vest based on Licensing Earnings performance will become fully vested as of the termination date. If Mr. Paul Marciano's employment terminates due to a termination by the Company without "cause" or by Mr. Paul Marciano for "good reason" and a "change in control" (as such terms are defined in Mr. Paul Marciano's employment agreement) has not previously occurred, the target number of restricted stock units subject to the Performance Share Award will be pro-rated based on the portion of the performance period that Mr. Paul Marciano was employed by the Company, and such pro-rated target number of units will remain outstanding and eligible to vest at the end of the performance period based on the Company's relative TSR for the performance period as described above as though Mr. Paul Marciano's employment had not been terminated. If Mr. Paul Marciano's employment terminates due to his death or "disability" (as defined in Mr. Paul Marciano's employment agreement), the Performance Share Award will become vested as to the target number of restricted stock units subject to the award. If there is a change in control of the Company and the awards are not continued following such event or assumed or converted by the successor entity: (1) the outstanding and unvested portion of the Licensing and Time-Based Award will vest; (2) if the change in control occurs during fiscal 2016, the Performance Share Award will become vested as to the target number of restricted stock units subject to the award; and (3) if the change in control occurs during fiscal 2017 or fiscal 2018, the performance period applicable to the Performance Share Award will be deemed to have ended as of the date of the change in control and the award will become vested based on actual TSR performance for such shortened performance period. If there is a change in control of the Company and the then-outstanding portion of the Performance Share Award is continued following such event or is assumed or converted by the successor entity: (1) if the change in control occurs during fiscal 2016, the award will remain outstanding and eligible to vest at the end of the performance period, subject to Mr. Paul Marciano's continued service, as to the target number of restricted stock units subject to the award; and (2) if the change in control occurs during fiscal 2017 or fiscal 2018, the performance period will be deemed to have ended as of the date of the change in control for purposes of measuring TSR performance, and the award will remain outstanding and eligible to vest at the end of the original three-year performance period, subject to Mr. Paul Marciano's continued service, as to the number of units determined based on actual TSR performance for such shortened performance period.

Fiscal 2016 Equity Award Opportunities for Messrs. Reddy and Relich

        On May 1, 2015, the Compensation Committee established maximum equity incentive opportunities for fiscal 2016 in the form of stock options and restricted stock for each of Messrs. Reddy and Relich pursuant to a specific formula tied to the Company's cash flow from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for fiscal 2016. The maximum individual equity award opportunities for Messrs. Reddy and Relich for fiscal 2016 are as follows: for Mr. Reddy, a maximum stock option award opportunity value equal to the lesser of 0.07% of fiscal 2016 cash flow from operations or 20% of his base salary level and a maximum restricted stock award opportunity value equal to the lesser of 0.19% of fiscal 2016 cash flow from operations or 60% of his base salary level; and for Mr. Relich, a maximum stock option award opportunity value equal to the lesser of 0.08% of fiscal 2016 cash flow from operations or 20% of his base salary level and a maximum restricted stock award opportunity value equal to the lesser of 0.23% of fiscal 2016 cash flow from operations or 60% of his base salary level.

Increase in Base Salary and Cash Bonus Opportunity Levels for Messrs. Reddy and Relich for Fiscal 2016

        On May 1, 2015, the Compensation Committee approved increases in the annual base salary levels of Messrs. Reddy and Relich. Mr. Reddy's annual base salary level was increased by $75,000 to $525,000 and Mr. Relich's annual base salary was increased by $50,000 to $650,000. The Compensation Committee also approved increases in the "threshold," "target" and "stretch" levels of the annual cash bonus opportunities for Messrs. Reddy and Relich (expressed as a percentage of each executive's new annual base salary levels) to 37.5%, 75% and 150%, respectively, effective commencing with their fiscal 2016 cash bonus opportunities. Mr. Paul Marciano's base salary and bonus levels were not increased.

401(k) Retirement Benefits

        The Company's employees, including the Named Executive Officers, are eligible to participate in the Company's tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the Company after one year of service. In calendar 2014, the Company made a discretionary matching contribution on behalf of each eligible participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.

Non-Qualified Deferred Compensation Plan

        The Company has maintained a Non-Qualified Deferred Compensation Plan (the "DCP") since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company may make contributions to "make up" for Company match amounts under the Company's 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2015. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. As noted above, Mr. Paul Marciano agreed in his new employment agreement that the portion of his base salary for each of fiscal 2014 through fiscal 2016 in excess of $1,000,000 would be deferred under the DCP until the termination of his employment with the Company. Because the portion of Mr. Paul Marciano's compensation that exceeds $1,000,000 is generally not deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code while he is serving as Chief Executive Officer (other than compensation that qualifies as "performance-based compensation" under Section 162(m) as discussed below), the Company would not be able to deduct the full amount of his salary if it were paid to him as it was earned. Mr. Paul Marciano agreed to the deferral of the portion of his salary that exceeds $1,000,000 until his termination of employment in order to help preserve the Company's ability to deduct the deferred salary amount for tax purposes. Information with respect to the Named Executive Officers' participation in the DCP is presented in, and the material terms of the DCP are described following, the "Non-Qualified Deferred Compensation Plan Table—Fiscal 2015" below.

Supplemental Executive Retirement Plan

        The Company has maintained a Supplemental Executive Retirement Plan ("SERP") since 2006. The SERP will provide select employees who satisfy certain eligibility requirements with supplemental pension benefits in prescribed circumstances. The only active participant in the SERP is Mr. Paul Marciano. In addition to the active participant, Mr. Maurice Marciano, our former executive Chairman of the Board, previously participated in the SERP during his employment by the Company and has commenced receiving his vested SERP benefits (with respect to his prior employment) in accordance with the terms of the SERP. Annual benefits available under the SERP ("SERP Benefits") are calculated by multiplying the participant's highest average compensation (including base salary and certain bonuses) during any two of the final three years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano and Mr. Maurice Marciano. In addition, the SERP was amended during fiscal 2014 to provide that the maximum amount of Mr. Paul Marciano's compensation for any year following 2013 that may be taken into account under the SERP is $6,250,000. This amendment was adopted as part of the negotiation of Mr. Paul Marciano's employment agreement to limit the amount of the total benefit he may accrue under the SERP. The Company believes that providing Mr. Paul Marciano with supplemental pension benefits under the SERP recognizes his substantial past and expected future contributions and provided a valuable retention incentive.

        Additional information with respect to Mr. Paul Marciano's participation in the SERP is presented in, and the material terms of the SERP are described following, the "Pension Benefits Table—Fiscal 2015" below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in "—Potential Payments Upon Termination or Change in Control" below.

Severance and Other Benefits Upon Termination of Employment

        In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment. These severance protections are negotiated on an individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. Consistent with this approach, the severance protections for each of our Named Executive Officers were negotiated in connection with entering into their new employment agreements or employment offer letters during fiscal 2014. In each case, the Compensation Committee determined that the severance provisions for each executive were reasonable in light of market practices and the importance to the Company and its shareholders of securing the continued service of these executives.

        In addition to these individually negotiated severance protections, under the terms of our equity incentive plans, subject to limited exceptions set forth therein, if (i) any person (other than Mr. Maurice Marciano and Mr. Paul Marciano) acquires more than (a) for equity awards granted prior to September 28, 2007, 20% of the outstanding Common Stock or combined voting power of the Company, and (b) for equity awards granted on or after September 28, 2007, both 35% of the outstanding Common Stock or combined voting power of the Company and more shares than are then held by Mr. Maurice Marciano, Mr. Paul Marciano and their related parties, (ii) certain changes in a majority of the Board of Directors occur over a period of not longer than two years, (iii) certain mergers or consolidations of the Company occur involving more than a 20% change in ownership, or (iv) there is a liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets, awards held by all of our employees, including the Named Executive Officers, that are then-outstanding under the equity incentive plans will (unless otherwise determined by the Compensation Committee) become fully vested or paid, as applicable. Although this vesting will occur whether or not a Named Executive Officer's employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Executive Officers' ability to realize any further value with respect to the equity awards.

        We entered into a new employment agreement with Mr. Paul Marciano during fiscal 2014 that, among other changes, eliminated several features of his prior employment agreement that we believe are generally disfavored by stockholders and do not represent current market practices in executive compensation. The features that Mr. Paul Marciano agreed to eliminate in his new employment agreement include a change in control tax gross-up provision, a paid lifetime medical provision, a provision under which he could terminate employment for any reason in connection with certain change in control events and receive severance benefits (referred to as a "walkaway right") and certain other provisions for enhanced severance benefits.

        Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in "—Potential Payments Upon Termination or Change in Control" below.

Security Protections and Other Benefits

        We provide Mr. Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Paul Marciano in light of the high profile nature of his position with the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Paul Marciano and we do not view these security protections as compensation for Mr. Paul Marciano. However, as required under applicable SEC rules, we include the Company's cost of providing these protections for the applicable year as compensation for Mr. Paul Marciano for that year in the "Summary Compensation Table" below. The Compensation Committee also approved the reimbursement of certain relocation expenses for Ms. Ernster in connection with her joining the Company in June 2013 and for Mr. Reddy in connection with his promotion to Chief Financial Officer in July 2013.

Stock Ownership Guidelines

        In order to encourage stock ownership by senior management (and Non-Employee Directors) of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management (and Non-Employee Directors) with those of the Company's shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers (and Non-Employee Directors), are required to accumulate, and then retain, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Executive Chairman (if any)	Five times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer

        Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (i) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (ii) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (iii) stock option equivalents based on the value of "in-the-money" vested unexercised stock options.

Executive Compensation Clawback Policy

        The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the "Clawback Policy"). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of any performance-based short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining the performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement.

Section 162(m) Policy

        Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, unless certain performance and other requirements are met. The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. However, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. The maximum cash and equity opportunity structure under the Company's annual incentive program for executive officers described above, and the performance-based features of Mr. Paul Marciano's equity awards described above, are intended to cause the compensation paid thereunder to qualify as performance-based compensation under Section 162(m). There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible, and in any event, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Compensation Committee
Report on Executive Compensation(1)

        The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company's Fiscal 2015 Annual Report on Form 10-K and in this Proxy Statement for the 2015 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,
Alex Yemenidjian, Chairperson Anthony Chidoni Joseph Gromek Kay Isaacson-Leibowitz

(1)
SEC filings sometimes "incorporate information by reference." This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee
Interlocks and Insider Participation

        Of the Compensation Committee members whose names appear on the Compensation Committee Report above, Alex Yemenidjian, Anthony Chidoni and Kay Isaacson-Leibowitz were committee members during all of fiscal 2015. Joseph Gromek was appointed to the Compensation Committee in April 2014 in connection with his appointment to the Board of Directors. No director who served on the Compensation Committee during fiscal 2015 is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company's Compensation Committee during fiscal 2015.

 Summary Compensation Table

        The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years. The Company operates on a 52/53-week fiscal year calendar, which ends on the Saturday nearest to January 31 of each year. As a result, fiscal 2013 represents the 53-week fiscal year ended on February 2, 2013, fiscal 2014 represents the 52-week fiscal year ended on February 1, 2014, and fiscal 2015 represents the 52-week fiscal year ended on January 31, 2015. As required by SEC rules, stock awards (including restricted stock units) and option awards are shown as compensation for the year in which they were granted (even if they have multi-year vesting schedules and/or performance-based vesting requirements), and are valued based on their grant date fair values for accounting purposes. Accordingly, the table includes stock and option awards granted in the years shown even if they were scheduled to vest in later years, and even if they were subsequently forfeited (such as, for example, because an applicable performance-based vesting condition was not satisfied). Therefore, the stock and option columns do not report whether the officer realized a financial benefit from the awards (such as by vesting in stock or exercising options). Additional information regarding the compensation realizable by Mr. Paul Marciano, our Chief Executive Officer and Vice Chairman, in fiscal 2015 can be found in the "Compensation Discussion and Analysis" section above, including in the "CEO Realizable Compensation" discussion and table on page 35.

Name and Principal Position	Fiscal Period	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2015	1,500,000	—	7,235,242	—	—	—	250,351	8,985,593
Chief Executive Officer	2014	1,500,000	—	9,184,218	434,396	2,800,000	—	227,669	14,146,283
and Vice Chairman	2013	1,019,231	—	1,379,400	513,374	5,730,000	—	159,420	8,801,425
Sandeep Reddy	2015	430,193	—	191,202	63,398	—	—	581,535	1,266,328
Chief Financial Officer	2014	331,077	120,000	330,450	151,380	—	—	257,262	1,190,169
Michael Relich	2015	580,192	—	350,537	114,869	—	—	32,835	1,078,433
Chief Operating Officer	2014	498,903	—	819,092	303,127	220,000	—	24,337	1,865,459
	2013	458,654	—	816,000	91,674	50,000	—	25,284	1,441,612
Sharleen Ernster(6)	2015	405,179	337,500	72,425	70,302	—	—	811,921	1,697,327
Former Chief Design Officer	2014	454,327	137,500	625,200	227,775	—	—	49,201	1,494,003

(1)
Salary amounts for fiscal 2013 include an extra week of pay due to the extra 53rd week in fiscal 2013.

(2)
In accordance with the SEC's disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2015 contained in Note 19 (Share-Based Compensation) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2015 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company's Consolidated Financial Statements, included as part of the Company's Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. Except as described in the following paragraph, the grant-date fair value of all awards assumes that the highest level of performance conditions will be achieved. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

The fiscal 2015 amount in Column (e) above for Mr. Paul Marciano represents the fair value of two performance-based awards of restricted stock units granted to him during fiscal 2015 ($4,449,242 for the 2015 Performance Share Award and $2,786,000 for the 2015 Licensing Award), determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of the 2015 Performance Share Award assuming the maximum level of performance applicable to the award would be achieved was $6,673,863. The grant date fair value of the 2015 Licensing Award assuming the maximum level of performance applicable to the award would be achieved was the same as the grant date fair value of that award based on the probable outcome of the performance condition applicable to that award. As described in the "Compensation Discussion and Analysis" section above, the Compensation Committee determined that the performance criterion for the 2015 Performance Share Award was not met, resulting in the forfeiture of the entire award (which represents $4,449,242, or approximately 61%, of the $7,235,242 reported in Column (e) above for Mr. Paul Marciano for fiscal 2015).

(3)
The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company's Bonus Plan and 2004 Equity Incentive Plan. The cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year. For example, the cash payouts for fiscal 2014 were paid in the first quarter of fiscal 2015. As described in the "Compensation Discussion and Analysis" section above, the Compensation Committee determined that none of the Named Executive Officers would receive a cash incentive award with respect to fiscal 2015.

(4)
Amounts reported in Column (h) represent the annual changes in the actuarial present value of Mr. Paul Marciano's accrued aggregate pension benefit with respect to the Company's Supplemental Executive Retirement Plan, or SERP. None of the other Named Executive Officers participate in the SERP. The reported amount for each fiscal year for Mr. Paul Marciano is $0 because the actuarial present value of Mr. Paul Marciano's benefit actually decreased (i.e., it was a negative number) during each of these years. The amount of the decrease for fiscal 2015 was $1,314,522. The decrease was due primarily to a lower performance-based cash bonus paid during fiscal 2015 (with respect to fiscal 2014 performance) than during fiscal 2012, resulting in lower average compensation levels during the most recent three-year measurement period, partially offset by a reduction in the discount rate and lower assumed mortality rates used for actuarial calculations. The actuarial present value of accrued benefits is based on the RP 2000 Mortality Table for fiscal 2013 and 2014, and on the RP 2014 Mortality Table for fiscal 2015; a discount rate of 4.0% for fiscal 2013, 4.25% for fiscal 2014 and 3.25% for fiscal 2015; and an assumed retirement age of 70. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Defined Benefit Plans) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2015 Annual Report on Form 10-K. See the "Pension Benefits Table—Fiscal 2015" below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company's Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings (losses) that the Named Executive Officers received during fiscal 2015 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the "Non-Qualified Deferred Compensation Plan Table—Fiscal 2015" below.

(5)
Amounts shown in Column (i) for fiscal 2015 consist of, for (i) Mr. Paul Marciano, home security ($170,003), automobile expenses, including fuel, maintenance and insurance ($31,374), health insurance related expenses ($25,087), life insurance ($15,400), matching contributions to the Company's 401(k) Plan and personal air travel ($729), (ii) Sandeep Reddy, expenses related to his former position in Switzerland prior to his promotion to Chief Financial Officer in 2013 (including tax equalization amounts with respect to 2012 and 2013 ($287,954) and related gross-up amounts ($265,790)), health insurance related expenses, matching contributions to the Company's 401(k) Plan, relocation expenses and personal air travel ($54), (iii) Michael Relich, health insurance related expenses, matching contributions to the Company's 401(k) Plan and personal air travel ($105), and (iv) Sharleen Ernster, severance payments pursuant to the terms of her employment offer letter ($675,000), relocation expenses ($114,000) and health insurance related expenses. Pursuant to the terms of his employment agreement, Mr. Paul Marciano is entitled to use of a Company-provided automobile. On occasion, when our Named Executive Officers are required to travel on an aircraft leased or chartered by the Company for business purposes, a personal guest of the executive may accompany the executive by occupying a seat on the aircraft that would otherwise be unoccupied. In these situations, the incremental cost to the Company for the personal air travel consists of the allocated portion of catering costs to the personal guest. Incremental cost to the Company for the use of Company-owned automobiles was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned automobiles. Incremental cost to the Company for each other item included in Column (i) was calculated using the actual cost to the Company. Amounts related to Mr. Reddy's prior assignment in Switzerland for fiscal 2013 were converted to U.S. Dollars from Swiss Francs by using the average monthly exchange rates for 2013.

(6)
Sharleen Ernster left her position as Chief Design Officer of the Company effective August 20, 2014. The amount reported in Column (d) above represents a guaranteed bonus with respect to fiscal 2014 that was paid to Ms. Ernster in two equal installments on April 14, 2014 and August 14, 2014 (subject to her continued employment with the Company through each such date) pursuant to the terms of her offer letter of employment. Although this bonus was paid with respect to fiscal 2014, in accordance with applicable SEC rules and as described in the Company's 2014 proxy statement, the amount of this bonus is reported as compensation for fiscal 2015.

 Compensation of Named Executive Officers

        The "Summary Compensation Table" above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2015, fiscal 2014, and fiscal 2013. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, long-term equity incentives consisting of stock options and restricted stock and/or restricted stock units and cash incentive compensation. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the "Summary Compensation Table," as further described in footnote (5) to the table.

        The "Summary Compensation Table" should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's employment agreement or employment offer letter is provided immediately following this paragraph. The "Grants of Plan-Based Awards in Fiscal 2015" table, and the description of the material terms of the stock options, restricted stock and restricted stock units that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2015. The "Outstanding Equity Awards at Fiscal 2015 Year-End" and "Option Exercises and Stock Vested in Fiscal 2015" tables provide further information on the Named Executive Officers' potential realizable value and actual realized value with respect to their equity awards. The "Pension Benefits Table—Fiscal 2015" and related description of the material terms of our SERP describe each Named Executive Officer's retirement benefits under our SERP. The discussion under "—Potential Payments Upon Termination or Change in Control" below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

        The following is a description of the material terms of the employment agreements and employment offer letters with our Named Executive Officers.

Paul Marciano

        On July 11, 2013, the Company entered into an employment agreement with Mr. Paul Marciano (the "Paul Marciano Employment Agreement"). The terms of the Paul Marciano Employment Agreement are effective as of February 3, 2013 and were negotiated by the Compensation Committee with Mr. Paul Marciano prior to the date he and the Company entered into the agreement. Subject to certain termination provisions, the Paul Marciano Employment Agreement provides for Mr. Paul Marciano's continued employment by the Company as its Chief Executive Officer and Vice Chairman of the Board of Directors through January 30, 2016. The Paul Marciano Employment Agreement replaced the existing employment agreement with Mr. Paul Marciano that was originally entered into effective as of January 1, 2007 and as subsequently amended.

        The Paul Marciano Employment Agreement provides for the following compensation and benefits:

  •
  base salary at the annual rate of $1,500,000 (subject to annual review by the Board or the Compensation Committee), and with amounts in excess of $1,000,000 deferred pursuant to the Company's DCP in order to help preserve the deductibility of those amounts to the Company for tax purposes;

  •
  an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 400% of Mr. Paul Marciano's base salary, with the potential payments based on performance ranging from 0% to 125% of the target amount;

  •
  a performance share restricted stock unit award covering 100,000 shares of the Company's Common Stock under the Company's 2004 Equity Incentive Plan, with one-third of the stock units scheduled to vest in January 2014, January 2015 and January 2016 and, in each case, with vesting also contingent upon the Company's satisfaction of a performance goal based on the Company's earnings from operations from its licensing segment for fiscal 2014 (the "2014 Licensing Award");

  •
  a performance share restricted stock unit award covering a target of 143,700 shares of the Company's Common Stock under the Company's 2004 Equity Incentive Plan, with the number of shares subject to the award that ultimately vest to equal 0% to 150% of the target number of shares based on the Company's earnings from operations, and with vesting also subject to a two-year time-based vesting period following the end of the performance period (the "2014 Performance Share Award");

  •
  any future equity awards for fiscal 2015 and fiscal 2016 will be made on similar terms as the 2014 Licensing Award and the 2014 Performance Share Award, but with the number of shares and the performance goal(s) for each such grant to be determined by the Compensation Committee in its sole discretion at the time of the award (for a more detailed description of the equity awards granted to Mr. Paul Marciano with respect to fiscal 2015 and fiscal 2016, see "Compensation Discussion and Analysis" above);

  •
  continued participation in the Company's SERP, subject to the amendment described below, automobile use and home security benefits, in each case consistent with existing practices, and reimbursement for certain costs and expenses incurred by the executive to evaluate and negotiate the Paul Marciano Employment Agreement;

  •
  participation in the Company's other benefit plans and policies on terms consistent with those generally applicable to the Company's other senior executives (including, without limitation, vacation benefits and other perquisites); and

  •
  the Company will continue to purchase, and pay the premiums for, life insurance coverage for Mr. Paul Marciano, with Mr. Paul Marciano (or a trust established by him) as the owner of the policy and with the right to designate the beneficiary.

        The Paul Marciano Employment Agreement also provides that the SERP will be amended to provide that the highest amount of "compensation" (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000.

        The Paul Marciano Employment Agreement also provides for severance payments and benefits upon certain terminations of employment. See "—Potential Payments upon Termination or Change in Control—Paul Marciano" below for a description of the material terms of these benefits.

Sandeep Reddy

        Sandeep Reddy and the Company executed an employment offer letter dated July18, 2013 (the "Reddy Letter") in connection with Mr. Reddy's promotion to Chief Financial Officer of the Company. The Reddy Letter provides for an initial base salary of $400,000 per year, an annual target cash bonus opportunity equal to 40% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company's executive incentive program. Mr. Reddy is also eligible to participate in the Company's 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Reddy Letter provides for certain relocation expenses incurred as a result of his relocation to the Los Angeles area. The Reddy Letter also provides for certain stock option and restricted stock awards in connection with Mr. Reddy's appointment and for certain severance payments and benefits upon a termination of employment. See "—Description of

Plan-Based Awards" and "—Potential Payments upon Termination or Change in Control—Other Named Executive Officers" below for a description of the material terms of these benefits.

Michael Relich

        Michael Relich and the Company executed an employment offer letter dated August 21, 2013 (the "Relich Letter") in connection with Mr. Relich's promotion to Chief Operating Officer of the Company. The Relich Letter supersedes the terms of Mr. Relich's prior employment offer letter with the Company dated February 20, 2004. The Relich Letter provides for an initial base salary of $550,000 per year, an annual target cash bonus opportunity equal to 50% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company's executive incentive program. Mr. Relich is also eligible to participate in the Company's 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. The Relich Letter also provides for certain stock option and restricted stock awards in connection with Mr. Relich's appointment and for certain severance payments and benefits upon a termination of employment. See "—Description of Plan-Based Awards" and "—Potential Payments upon Termination or Change in Control—Other Named Executive Officers" below for a description of the material terms of these benefits.

Sharleen Ernster

        Sharleen Ernster and the Company executed an employment offer letter dated March 14, 2013 (the "Ernster Letter") in connection with Ms. Ernster's appointment as Chief Design Officer of the Company. The Ernster Letter provided for an initial base salary of $675,000 per year, a signing bonus equal to $137,500, an annual target cash bonus opportunity equal to 50% of her base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 65% of her base salary, each determined in accordance with the Company's executive incentive program. For fiscal 2014, the Ernster Letter provided that Ms. Ernster would be entitled to a guaranteed cash bonus equal to 50% of her base salary, with such bonus amount payable in two equal installments on each of April 14, 2014 and August 14, 2014, subject to Ms. Ernster's continued employment through each date. Ms. Ernster was also eligible to participate in the Company's 401(k) plan and DCP and was entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. Ms. Ernster was also entitled to an annual health insurance allowance equal to $20,000. In addition, the Ernster Letter provided for certain relocation expenses incurred as a result of her relocation to the Los Angeles area. The Ernster Letter also provided for certain stock option and restricted stock awards in connection with Ms. Ernster's appointment and for certain severance payments and benefits upon a termination of employment. Ms. Ernster left her position as Chief Design Officer of the Company effective August 20, 2014. See "—Potential Payments upon Termination or Change in Control—Other Named Executive Officers" below for a description of the material terms of the severance benefits Ms. Ernster became entitled to in connection with her termination of employment with the Company.

 Grants of Plan-Based Awards in Fiscal 2015

        The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2015 under the Company's 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under "—Description of Plan-Based Awards."

									All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Paul Marciano	4/8/2014	(3)	—	—	—	—	100,000	—	—	—	—	2,786,000
	4/8/2014	(3)	—	—	—	79,850	159,700	239,550	—	—	—	4,449,242
	4/8/2014		—	6,000,000	7,500,000	—	—	—	—	—	—	—
Sandeep Reddy	4/2/2014		—	—	—	—	—	—	6,600	—	—	191,202
	4/2/2014		—	—	—	—	—	—	—	10,100	28.98	63,398
	6/26/2014		112,500	225,000	337,500	—	—	—	—	—	—	—
Michael Relich	4/2/2014		—	—	—	—	—	—	12,100	—	—	350,537
	4/2/2014		—	—	—	—	—	—	—	18,300	28.98	114,869
	6/26/2014		150,000	300,000	450,000	—	—	—	—	—	—	—
Sharleen Ernster	4/2/2014		—	—	—	—	—	—	2,500	—	—	72,425
	4/2/2014		—	—	—	—	—	—	—	11,200	28.98	70,302
	6/26/2014		168,750	337,500	506,250	—	—	—	—	—	—	—

(1)
Amounts reported in these columns reflect cash incentive award opportunities for the fiscal 2015 performance period. The maximum amounts represent the highest cash payout available to participants based on a specific formula tied to the Company's earnings from operations results for the last three quarters of fiscal 2015 (or, in the case of Mr. Paul Marciano, for all of fiscal 2015). After the fiscal year was complete, the results were certified and maximum potential award levels were calculated. The Compensation Committee ultimately determined not to award any cash bonuses during fiscal 2016 with respect to fiscal 2015 performance, as reported in Column (g) of the "Summary Compensation Table." The threshold and target amounts set forth in this table are guidelines only and not determined based on the achievement of any specific criteria. For more details, see "—Executive Compensation Program Elements for Fiscal 2015—Annual Cash Incentive Awards for Fiscal 2015" above.

(2)
The Compensation Committee's practice has been to grant annual equity awards based on performance for the preceding fiscal year. In the first quarter of fiscal 2015, the Compensation Committee reviewed the Company's performance with respect to pre-established performance goals for fiscal 2014, certified the results and calculated the maximum eligible award levels. The Compensation Committee then determined the actual award amounts based on a discretionary quantitative and qualitative assessment of individual and Company performance. The resulting awards, granted on April 2, 2014, are reported in Columns (i) and (j) above. Since each of these equity awards related to performance in fiscal 2014, the basis for these awards was included in the "Compensation Discussion and Analysis" section of our proxy statement filed with the SEC on May 28, 2014 with respect to our 2014 annual meeting of shareholders.

For fiscal 2015, the Compensation Committee established maximum individual equity award opportunities in the form of stock options and restricted stock for Named Executive Officers (except for Paul Marciano, whose fiscal 2015 equity incentive plan awards are described in the narrative that follows this table) pursuant to a specific formula tied to the Company's earnings from operations for the last three quarters of fiscal 2015. After the fiscal year was complete, the Compensation Committee determined the Company's earnings from operations for the applicable period, which resulted in a maximum payout opportunity for each Named Executive Officer as described in "—Executive Compensation Program Elements for Fiscal 2015—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for the Named Executive Officers Other Than Mr. Paul Marciano for Fiscal 2015" above. The Compensation Committee then determined the actual equity award amounts at a level at or below the maximum potential equity awards based on a discretionary quantitative and qualitative assessment of individual and Company performance.

The total number of stock options and restricted shares, and corresponding value on the date of grant, approved by the Compensation Committee and granted on April 2, 2015 with respect to fiscal 2015 performance were as follows: (i) Sandeep Reddy, 8,700 restricted shares and options to purchase 17,300 shares, with an aggregate grant-date value of $220,960, and (ii) Michael Relich, 12,100 restricted shares and options to purchase 20,700 shares, with an aggregate grant-date value of $295,130. See also, "—Executive Compensation Program Elements for Fiscal 2015—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for the Named Executive Officers Other Than Mr. Paul Marciano for Fiscal 2015" above.

(3)
These entries reflect awards of restricted stock units granted to Mr. Paul Marciano under his employment agreement that were subject to time- and performance-based vesting requirements. The grant date fair value of these awards reported in Column (l) of the table above was determined in accordance with applicable accounting rules based on the probable outcome of the performance-based conditions applicable to the awards. See also, "—Executive Compensation Program Elements for Fiscal 2015—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for Mr. Paul Marciano for Fiscal 2015" above and the narrative that follows this table.

 Description of Plan-Based Awards

        The Grants of Plan-Based Awards Table above reflects awards to each of the eligible Named Executive Officers (excluding Mr. Paul Marciano, as described below) during fiscal 2015 of time-based stock option and restricted stock awards (under a performance-based program based on fiscal 2014 results) and a cash incentive award opportunity (under a performance-based program based on fiscal 2015 results). The table also reflects two equity awards granted during fiscal 2015 to Mr. Paul Marciano with performance-based vesting terms based on fiscal 2015 performance as described in more detail below. Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee.

Stock Options

        Each stock option reported in Column (j) of the table above was granted with a per-share exercise price equal to the closing price of a share of the Company's Common Stock on the NYSE on the grant date and is scheduled to vest in four annual installments. Each of the stock option awards listed in the table above has a term of ten years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have 60 days to exercise the vested portion of the stock option following a termination of employment. This period is extended to 12 months if the termination is on account of the Named Executive Officer's death, permanent disability or retirement. Each stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Restricted Stock

        Each restricted stock (or restricted stock unit) award reported in Column (i) of the table above is scheduled to vest in four annual installments. Generally, Named Executive Officers are entitled to voting and dividend rights with respect to restricted stock awards. Any stock dividends issued with respect to restricted shares are generally subject to the same vesting and other terms and conditions as the original restricted shares to which they relate. The general terms of restricted stock unit awards are discussed below. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of any restricted stock (or restricted stock unit) award will generally be forfeited upon a termination of the Named Executive Officer's employment. Each restricted stock (or restricted stock unit) award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.

Performance-Based Restricted Stock Units

        Paul Marciano Restricted Stock Unit Award.    Column (g) of the table above includes the award of 100,000 restricted stock units subject to the 2015 Licensing Award granted to Mr. Paul Marciano in April 2014. Each restricted stock unit subject to the 2015 Licensing Award represents a contractual right to receive one share of the Company's Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units were eligible to vest based on the Company's Licensing Earnings for fiscal 2015; provided, however, that if either a change in control (as defined in the Paul Marciano Employment Agreement) or Mr. Paul Marciano's death or disability (as defined in the Paul Marciano Employment Agreement) occurred before the last day of the performance period, this performance requirement would have been deemed to have been satisfied as of the date of such event. If the Licensing Earnings goal established by the Compensation Committee for the performance period was met, all of the restricted stock units subject to the award would have been eligible to vest. If the Licensing Earnings goal established by the Compensation Committee for the performance period had not been met, all of the restricted stock units subject to the award would have been cancelled and terminated as of the last day of the performance period. As described in, "—Executive Compensation Program Elements for Fiscal 2015—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for Mr. Paul Marciano for Fiscal 2015" above, the Compensation Committee determined that the Licensing Earnings goal was met for the performance period.

        Restricted stock units subject to the award that became eligible to vest based on the Licensing Earnings performance during the performance period will generally vest in three equal installments, with one-third of the stock units vesting on January 30 of 2015, 2016 and 2017. In general, if Mr. Paul Marciano's service to the Company terminates for any reason, any restricted stock units subject to the award that have not previously vested will terminate. If Mr. Paul Marciano's employment terminates due to a termination by the Company without cause (as defined in the Paul Marciano Employment Agreement), by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement) or due to his death or disability, any restricted stock units subject to the award that became eligible to vest based on Licensing Earnings performance will become fully vested as of the termination date. If there is a change in control of the Company after the performance period and the then-outstanding and unvested portion of the award is not continued following such event or assumed or converted by the successor entity, such portion of the restricted stock units subject to the award will become fully vested as of the date of the change in control.

        Paul Marciano Performance Share Award.    Columns (f) through (h) of the table above include the award of restricted stock units subject to the 2015 Performance Share Award granted to Mr. Paul Marciano in April 2014. Each restricted stock unit subject to the 2015 Performance Share Award represented a contractual right to receive one share of the Company's Common Stock if the applicable performance-based and time-based vesting requirements were satisfied. The restricted stock units subject to the award covered a target number of shares of the Company's Common Stock equal to 159,700, with the number of units subject to the award that were ultimately eligible to vest being equal to 0% to 150% of the target number based upon the Company's satisfaction of a performance goal. The restricted stock units subject to the award would become eligible to vest based on the Company's earnings from operations ("Earnings from Operations") for the fiscal 2015 performance period. For purposes of this award, Earnings from Operations means the Company's earnings from operations for the performance period as calculated in accordance with GAAP, subject to certain adjustments as described above in "—Executive Compensation Program Elements for Fiscal 2015—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for Mr. Paul Marciano for Fiscal 2015" above. If the target level of the Earnings from Operations goal established by the Compensation Committee for the performance period was met, the target number of the restricted stock units subject to the award would be eligible to vest. If the threshold level of the Earnings from Operations goal was met, 50% of the target number of the restricted stock units subject to the award would be eligible to vest. If the stretch level (or greater than stretch level) of the Earnings from Operations goal was met, 150% of the target number of the restricted stock units subject to the award would be eligible to vest. If the level of achievement of the Earnings from Operations goal for the performance period was between the threshold, target and stretch performance levels, the vesting percentage would be determined by linear interpolation between the vesting percentages for those levels. Any restricted stock units subject to the award that were not deemed eligible to vest based on the level of achievement of the Earnings from Operations goal for the performance period would be cancelled and terminated as of the last day of the performance period. In the event that either a change in control (as defined in the Paul Marciano Employment Agreement) or Mr. Paul Marciano's death or disability (as defined in the Paul Marciano Employment Agreement) had occurred before the last day of the performance period, performance would be deemed satisfied at the target level. As noted in "—Executive Compensation Program Elements for Fiscal 2015—Long-Term Equity Incentive Awards for Fiscal 2015—Equity Awards for

Mr. Paul Marciano for Fiscal 2015" above, the Compensation Committee determined that the threshold level of fiscal 2015 Earnings from Operations was not met, resulting in the forfeiture of the entire award.

        The 2015 Performance Share Award provided that restricted stock units subject to the award that became eligible to vest based on the Earnings from Operations performance during the performance period would have generally vested in one installment on the second anniversary of the last day of the performance period (the "Vesting Date"). In general, if Mr. Paul Marciano's employment had terminated for any reason prior to the Vesting Date, any restricted stock units subject to the award that had not previously vested would terminate. If Mr. Paul Marciano's employment terminated due to a termination by the Company without cause (as defined in the Paul Marciano Employment Agreement) or by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement) and a change in control had not previously occurred, the award would become vested with respect to a number of units equal to the number of units that became eligible to vest based on Earnings from Operations performance, multiplied by a fraction, the numerator of which is the number of days Mr. Paul Marciano was employed following the first day of the performance period, and the denominator of which is total number of days between the first day of the performance period and the Vesting Date. If Mr. Paul Marciano's employment terminated due to his death or disability, the award would become vested with respect to the number of units that became eligible to vest based on Earnings from Operations performance. If there was a change in control of the Company after the performance period and the then-outstanding and unvested portion of the award that was eligible to vest was not continued following such event or assumed or converted by the successor entity, such portion of the restricted stock units subject to the award would become fully vested as of the date of the change in control (or, if the change in control occurred before the end of the performance period, the target number of the restricted stock units subject to the award would become fully vested as of the date of the change in control).

Restricted Stock Units

        Vested stock units are payable in an equal number of shares of the Company's Common Stock. Payment will generally be made as the units become vested. The award holder does not have the right to vote or dispose of the restricted stock units, but if any dividends are paid by the Company during the term of the award (or, with respect to the 2015 Performance Share Award, after the end of the performance period (or, if earlier, following the occurrence of a change in control)) and while the units subject to the award are outstanding, the award holder would be credited with additional restricted stock units as dividend equivalents based on the amount of dividends paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Any dividend equivalents that are credited with respect to the award are subject to the same vesting and payment terms as the underlying stock units.

Non-Equity Incentive Plan Awards

        With respect to fiscal 2015 performance, the Company granted non-equity incentive plan award opportunities to its eligible Named Executive Officers. In the first quarter of fiscal 2016, the Compensation Committee reviewed the Company's performance with respect to the pre-established performance goals, certified the level of performance and the resulting maximum award opportunities and determined not to award any cash bonuses to the Named Executive Officers for fiscal 2015 as described above under "—Executive Compensation Program Elements for Fiscal 2015—Annual Cash Incentive Awards for Fiscal 2015" and as set forth in Column (g) of the "Summary Compensation Table."

 Outstanding Equity Awards at Fiscal 2015 Year-End

        The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 31, 2015, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Paul Marciano	3/19/2007	(4)	24,000	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	34,300	—	41.71	4/3/2018	—	—
	4/14/2009	(6)	160,000	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	33,900	—	47.94	4/29/2020	—	—
	4/15/2011	(8)	44,300	—	38.90	4/15/2021	—	—
	3/28/2012	(9)	42,000	14,000	31.36	3/28/2022	11,000	206,580
	4/3/2013	(10)	36,700	36,700	25.17	4/3/2023	24,150	453,537
	7/11/2013	(11)	—	—	—	—	33,334	626,013
	7/11/2013	(12)	—	—	—	—	120,800	2,268,624
	4/8/2014	(13)	—	—	—	—	66,667	1,252,006
Sandeep Reddy	9/13/2010	(14)	6,000	—	37.33	9/13/2020	—	—
	3/28/2012	(9)	—	—	—	—	1,000	18,780
	6/21/2012	(15)	—	—	—	—	5,000	93,900
	4/3/2013	(10)	—	—	—	—	2,500	46,950
	8/5/2013	(16)	4,500	13,500	34.11	8/5/2023	4,500	84,510
	4/2/2014	(17)	2,525	7,575	28.98	4/2/2024	4,950	92,961
Michael Relich	3/19/2007	(4)	775	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	2,300	—	41.71	4/3/2018	—	—
	10/30/2008	(18)	33,450	—	21.62	10/30/2018	—	—
	4/14/2009	(6)	15,000	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	4,800	—	47.94	4/29/2020	—	—
	4/15/2011	(8)	7,200	—	38.90	4/15/2021	—	—
	3/28/2012	(9)	7,500	2,500	31.36	3/28/2022	2,000	37,560
	6/21/2012	(15)	—	—	—	—	10,000	187,800
	4/3/2013	(10)	6,850	6,850	25.17	4/3/2023	4,350	81,693
	8/21/2013	(19)	7,500	22,500	30.02	8/21/2023	15,000	281,700
	4/2/2014	(17)	4,575	13,725	28.98	4/2/2024	9,075	170,429
Sharleen Ernster	—		—	—	—	—	—	—

(1)
All awards reported in the table above were granted under, and are subject to, the Company's 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described above. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of January 31, 2015 and will generally terminate if the Named Executive Officer's employment terminates prior to scheduled vesting.

The exercisable options shown in Column (c) above, and any unexercisable options shown in Column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer's employment terminates. Unless exercised, exercisable stock options will generally terminate within 60 days after the date of termination of employment. However, if a Named Executive Officer retires (upon reaching age 55), dies or becomes totally disabled while employed with the Company, exercisable stock options will generally remain exercisable for one year following such event.

  Unexercisable options may become fully vested if there is a change in control of the Company, as described in more detail above under "—Severance and Other Benefits Upon Termination of Employment."

(2)
Except as otherwise indicated therein or as described in this footnote, unvested stock awards will generally be forfeited if a Named Executive Officer's employment terminates. The stock awards may be subject to accelerated vesting in connection with a change in control of the Company, as described in more detail above under "—Severance and Other Benefits Upon Termination of Employment." See also "—Description of Plan-Based Awards—Performance-Based Restricted Stock Units" above for additional vesting details concerning the April 8, 2014 awards to Mr. Paul Marciano.

(3)
The market value of stock awards reported in Column (h) is computed by multiplying the applicable number of shares of stock reported in Column (g) by $18.78, the closing market price of the Company's Common Stock on January 30, 2015, the last trading day of fiscal 2015.

(4)
Awards vested in four equal installments on January 31, 2008, 2009, 2010 and 2011.

(5)
Awards vested in four equal installments on December 31, 2008, 2009, 2010 and 2011.

(6)
Awards vested in four equal installments on December 31, 2009, 2010, 2011 and 2012.

(7)
Awards vested in four equal installments on December 31, 2010, 2011, 2012 and 2013.

(8)
Awards vested in four equal installments on December 31, 2011, 2012, 2013 and 2014.

(9)
Awards vest in four equal installments on January 5, 2013, 2014, 2015 and 2016.

(10)
Awards vest in four equal installments on January 5, 2014, 2015, 2016 and 2017.

(11)
Under the terms of the 2014 Licensing Award, since the Company's earnings from operations derived from the Company's licensing segment for the last three quarters of fiscal 2014 exceeded the pre-established performance goal, the award vests in three annual installments on April 2, 2014, January 30, 2015 and January 30, 2016.

(12)
Under the terms of the 2014 Performance Share Award, based on the Company's earnings from operations performance for the last three quarters of fiscal 2014, 120,800 of such units (out of a target level of 143,700 units) will vest on February 1, 2016.

(13)
Under the terms of the 2015 Licensing Award, since the Company's earnings from operations derived from the Company's licensing segment for fiscal 2015 exceeded the pre-established performance goal, the award vests in three equal annual installments on January 30, 2015, 2016 and 2017. As described above under "—Description of Plan-Based Awards—Performance-Based Restricted Stock Units," a second award granted on this same date, the 2015 Performance Share Award, was forfeited in its entirety as a result of the failure to achieve the pre-established threshold level of earnings from operations for fiscal 2015 and, accordingly, is not shown in the table above as outstanding as of January 31, 2015.

(14)
Award vested in four equal installments on September 13, 2011, 2012, 2013 and 2014.

(15)
Awards vest 50% on June 21, 2014 and 50% on June 21, 2016.

(16)
The awards granted on August 5, 2013 to Sandeep Reddy were made in connection with his promotion to Chief Financial Officer of the Company, and vest in four equal installments on August 5, 2014, 2015, 2016 and 2017.

(17)
Awards vest in four equal installments on January 5, 2015, 2016, 2017 and 2018.

(18)
Under the terms of the awards, since the Company's North American operating margin (excluding advertising expenses and asset impairments) for fiscal 2010 exceeded the pre-established performance goal, 25% of the awards vested upon certification in the first quarter of fiscal 2011, and the remaining options vested in annual 25% increments on October 30, 2010, 2011 and 2012.

(19)
The awards granted on August 21, 2013 to Michael Relich were made in connection with his promotion to Chief Operating Officer of the Company, and will vest in four equal installments on August 21, 2014, 2015, 2016 and 2017.

 Option Exercises and Stock Vested in Fiscal 2015

        The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2015 and (ii) the vesting during fiscal 2015 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	132,574	2,894,275
Sandeep Reddy	—	—	13,025	311,939
Michael Relich	—	—	23,275	563,147
Sharleen Ernster	—	—	5,000	128,100

(1)
The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company's Common Stock on the vesting date.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2015

        The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company's Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended January 31, 2015.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Company Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Paul Marciano	519,932	—	56,947	13,992	(3)	1,127,877
Sandeep Reddy	57,686	—	16,419	—		256,049
Michael Relich	134,578	701	31,176	—		969,772
Sharleen Ernster	—	—	—	—		—

(1)
Reflects base salary and/or cash bonus amounts contributed to the DCP by the Named Executive Officers during fiscal 2015. Accordingly, these amounts are also included in Column (c), (d) or (g), as applicable, of the "Summary Compensation Table" above. The amount for Mr. Paul Marciano includes $500,000 of his base salary for fiscal 2015 that he agreed to defer under the DCP until the termination of his employment with the Company to help preserve the Company's tax deduction for this amount.

(2)
There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2015. The amount in this column represents contributions made by the Company during fiscal 2015 under the terms of the DCP to "make up" for 401(k) match amounts that could not be made to such executive's account under our tax-qualified 401(k) plan (in which substantially all of our salaried employees are eligible to participate) due to applicable Internal Revenue Code limits.

(3)
Under the DCP, a participant may elect, at the time he or she elects to defer compensation under the plan, to have the benefits resulting from that deferral paid out on a specified date in the future. This amount reflects such a scheduled distribution. That is, this amount represents a distribution of benefits that the participant elected, at the time of his original deferral for a year prior to fiscal 2015, be paid out on a date that occurred during fiscal 2015.

          Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to "make up" for Company match amounts under the Company's 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits.

          Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company's 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer's termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, until benefits become payable, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2015.

Pension Benefits Table—Fiscal 2015

          The following table presents information regarding the present value, computed as of January 31, 2015, of accumulated benefits that may become payable to the Named Executive Officers under the Company's Supplemental Executive Retirement Plan, or SERP, the Company's only defined benefit pension plan.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul Marciano	SERP	24	20,714,935	—

(1)
No other Named Executive Officers were eligible to participate in the SERP during the covered period.

(2)
The amount in this Column represents the actuarial present value, computed as of January 31, 2015, of the Named Executive Officer's accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 3.25%, the RP 2014 Mortality Table and an assumed retirement age of 70 for Mr. Paul Marciano. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Defined Benefit Plans) to the Company's Consolidated Financial Statements, included as part of the Company's Fiscal 2015 Annual Report on Form 10-K. As described in footnote (4) to the "Summary Compensation Table" above, the actuarial present value of Mr. Paul Marciano's benefit decreased during fiscal 2015.

          The Company maintains the SERP to provide certain executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only active participant in the SERP as of January 31, 2015 was Mr. Paul Marciano.

          Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant's highest average compensation (including base salary and certain bonuses) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano. SERP Benefits are also subject to a vesting schedule. Prior to fiscal 2015, Mr. Paul Marciano was fully vested in his SERP Benefits and had already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits. As contemplated by the terms of the Paul Marciano Employment Agreement described above, the SERP was amended in July 2013 to provide that the highest amount of "compensation" (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000.

          SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant's estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant's employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant's death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in "—Potential Payments Upon Termination or Change in Control" below.

Potential Payments Upon Termination or Change in Control

          The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to the Named Executive Officers described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2015 and that the price per share of our Common Stock was equal to the closing price on the NYSE on that date. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or fully vested unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans, as reflected in the tables below.

  Paul Marciano

          The Paul Marciano Employment Agreement provides that if Mr. Paul Marciano's employment with the Company is terminated by the Company without cause (as defined in the Paul Marciano Employment Agreement) or by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano will be entitled to receive, subject to Mr. Paul Marciano delivering a valid release of claims in favor of the Company, the following separation benefits: (i) a lump sum payment equal to three times the sum of his base salary and then target annual bonus ("Cash Severance"); and (ii) a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year.

          If Mr. Paul Marciano retires without good reason, he will be entitled to receive a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year. If Mr. Paul Marciano's employment with the Company terminates on account of his death or disability (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano (or his estate) will be entitled to receive a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon target performance had employment continued through the end of the year. In connection with any termination of Mr. Paul Marciano's employment with the Company, he would be entitled to any unpaid base salary and bonus earned with respect to any fiscal year ending on or preceding the date of termination, accrued vacation, reimbursement for any unreimbursed business expenses, and all other payments or benefits to which he may be entitled.

          Should Mr. Paul Marciano's payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Paul Marciano Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Paul Marciano will exceed the net after-tax benefit that he would receive if no such reduction was made.

          Mr. Paul Marciano may also be entitled to certain accelerated vesting of his restricted stock units subject to the terms of the 2015 Licensing Award and the 2015 Performance Share Award in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See "—Description of Plan-Based Awards—Performance-Based Restricted Stock Units" above for a description of the material terms of these benefits. Mr. Paul Marciano may also be entitled to certain accelerated vesting of his restricted stock units subject to the terms of the 2014 Licensing Award and the 2014 Performance Share Award in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company under terms similar to those applicable to the 2015 Licensing Award and the 2015 Performance Share Award.

          The following table sets forth the estimated amount Mr. Paul Marciano would have become entitled to under the terms of the Paul Marciano Employment Agreement and the award agreements evidencing the 2014 Licensing Award, the 2015 Licensing Award, the 2014 Performance Share Award

  and the 2015 Performance Share Award had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2015, January 31, 2015.

Name	Triggering Event	Cash Severance ($)(1)	Cash Bonus ($)(2)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(3)	Total ($)
Paul Marciano
	Death / Disability	—	6,000,000	4,146,633	10,146,633
	Retirement	—	—	—	—
	Term. Without Cause or Resign for Good Reason	22,500,000	—	3,306,335	25,806,335
	Change of Control	—	—	4,806,750(4)	4,806,750
	Change of Control and Termination	22,500,000	—	4,806,750(4)	27,306,750

(1)
Represents an amount equal to equal to three times the sum of Mr. Paul Marciano's base salary and target annual bonus.

(2)
Represents the actual cash incentive award paid with respect to fiscal 2015 performance ($0), except in the case of termination due to death or disability, which is calculated at a target level.

(3)
Represents the aggregate value of the acceleration of vesting of the executive's unvested stock options and stock awards based on the closing price of the Company's Common Stock on the NYSE on the last business day of fiscal 2015.

(4)
This amount assumes that all of the awards would accelerate and be terminated in connection with the change of control transaction. If a successor entity in a change of control scenario agreed to assume and continue the qualified awards following the change of control, not all of Mr. Paul Marciano's awards would vest and this amount would be reduced to $660,117.

Other Named Executive Officers

        As discussed above under "—Description of Employment Agreements," the employment offer letters with each of Sandeep Reddy, Michael Relich and Sharleen Ernster provided for specified benefits and payments in connection with certain terminations of employment from the Company, as described below.

  Sandeep Reddy

        Pursuant to the terms of the Reddy Letter, if the Company terminates Mr. Reddy's employment for reasons other than for cause, Mr. Reddy is entitled to receive a severance benefit of six monthly installments equal to his then monthly rate of base salary, subject to his execution of a release of claims. The severance payments that would be due to Mr. Reddy are subject to an offset equal to any amounts that he earns from other employment during the period ending six months after his termination of employment with the Company.

  Michael Relich

        Pursuant to the terms of the Relich Letter, if the Company terminates Mr. Relich's employment for reasons other than for cause, Mr. Relich is entitled to receive a severance benefit of four monthly installments equal to his then monthly rate of base salary, subject to his execution of a release of claims. The severance payments that would be due to Mr. Relich are subject to an offset equal to any amounts that he earns from other employment during the period ending four months after his termination of employment with the Company.

  Sharleen Ernster

        The Ernster Letter provided that if the Company terminated Ms. Ernster's employment for reasons other than for cause during the first two years of her employment with the Company, Ms. Ernster was entitled to receive a severance benefit of twelve monthly installments equal to her then monthly rate of base salary, subject to her execution of a release of claims. Ms. Ernster left her position as Chief Design Officer of the Company effective August 20, 2014 and, in accordance with the terms of the Ernster Letter, Ms. Ernster will receive cash severance payments over a twelve-month period totaling $675,000 in connection with her termination of employment. The entire amount of such severance payments is included under the heading "All Other Compensation" in the "Summary Compensation Table" above. The severance payments are subject to a reduction equal to any amounts that Ms. Ernster earns from other employment during the period ending twelve months after her termination of employment with the Company. As a condition to receiving the severance benefits described above, Ms. Ernster executed a release of claims in favor of the Company in accordance with the terms of the Ernster Letter.

        The following table sets forth the estimated amounts that each of the identified Named Executive Officers would have become entitled to under the terms of their applicable employment offer letters and the other plans in which they participate had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2015.

Name	Triggering Event	Cash Severance ($)		Cash Bonus ($)(1)	Value of Accelerated Restricted Stock and Unvested Options ($)(2)	Total ($)
Sandeep Reddy
	Death / Disability	—		—	—	—
	Term. Without Cause	225,000	(3)	—	—	225,000
	Change of Control	—		—	503,357	503,357
	Change of Control and Termination	225,000	(3)	—	503,357	728,357
Michael Relich
	Death / Disability	—		—	—	—
	Term. Without Cause	200,000	(4)	—	—	200,000
	Change of Control	—		—	989,382	989,382
	Change of Control and Termination	200,000	(4)	—	989,382	1,189,382

(1)
Represents the actual cash incentive award paid with respect to fiscal 2015 performance ($0) for eligible executives.

(2)
Represents the aggregate value of the acceleration of vesting of the executive's unvested stock options and restricted stock based on the closing price of the Company's Common Stock on the NYSE on the last business day of fiscal 2015.

(3)
Represents a severance payment in an amount equal to six months of base salary upon termination, subject to a reduction equal to any amounts earned by Sandeep Reddy from other employment during the six month period.

(4)
Represents a severance payment in an amount equal to four months of base salary upon termination, subject to a reduction equal to any amounts earned by Michael Relich from other employment during the four month period.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information available to the Company as of the Record Date, May 5, 2015, with respect to shares of Common Stock held by (i) each director, including the nominees for election at the Annual Meeting, (ii) our Named Executive Officers (as defined under "Executive and Director Compensation—Compensation Discussion and Analysis" above, except for Sharleen Ernster whose employment with the Company terminated prior to the end of fiscal 2015), (iii) all of our directors, including our nominees for election at the Annual Meeting, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	11,656,757	13.6%
Paul Marciano(4)	12,212,042	14.2%
Gianluca Bolla(5)	21,171	*
Anthony Chidoni(5)	192,432	*
Joseph Gromek(5)	15,000	*
Kay Isaacson-Leibowitz(5)	49,843	*
Sandeep Reddy(5)	47,861	*
Michael Relich(5)	175,627	*
Alex Yemenidjian(5)	77,024	*
All directors and executive officers as a group (9 persons)(6)	24,447,757	28.3%
BlackRock, Inc.(7) 55 East 52nd Street, New York, New York, 10055	9,272,799	10.8%
FMR LLC(8) 245 Summer Street, Boston, Massachusetts, 02210	12,085,385	14.1%
Invesco Ltd.(9) 1555 Peachtree Street NE, Atlanta, Georgia, 30309	5,138,167	6.0%
State Street Corporation(10) State Street Financial Center, One Lincoln Street, Boston, Massachusetts, 02111	4,345,720	5.1%

*
Less than 1.0%

(1)
Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.

(2)
The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of May 5, 2015 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 85,699,946 shares of Common Stock outstanding on May 5, 2015.

(3)
Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 9,873 shares held directly; 6,542,522 shares held indirectly as sole trustee of the Maurice Marciano Trust; 103,801 shares held indirectly as a member of Next Step Capital LLC (with respect to which he has sole voting power over 11,400 shares and no voting power over the remainder); 554,940 shares held indirectly as a member of Next Step Capital II, LLC (with respect to which he has sole voting power over 277,470 shares and no voting power over the remainder); 70 shares held indirectly as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano; 2,000,000 shares held indirectly as a member of the MM CRUT, LLC; 1,500,000 shares held indirectly as a member of Carolem Capital, LLC (with respect to which he has sole voting power over 375,000 shares and no voting power over the remainder); 264,384 shares held indirectly as trustee of G2 Trust; 136,201 shares held indirectly as trustee of the Exempt G2 Trust; 349,491 shares held indirectly as a member of Maurice Marciano Special Exempt Trust (with respect to which he has no voting power); 50,000 shares held indirectly as President of the Maurice Marciano Family Foundation; and 145,475 shares that may be acquired upon the exercise of options exercisable within 60 days of May 5, 2015. Amounts include 2,000,000 shares pledged as security under revolving lines of credit as of May 5, 2015. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has sole voting power and no investment power); and 339,005 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has sole voting power and no investment power).

(4)
Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 255,951 shares held directly; 8,529,243 shares held indirectly as sole trustee of the Paul Marciano Trust; 234,500 shares held indirectly as president of the Paul Marciano Foundation; 1,481,700 shares held indirectly as a member of NRG Capital Holdings, LLC (with respect to which he has sole voting power over 370,425 shares and no voting power over the remainder); 170,666 shares held indirectly as member of G Financial Holdings, LLC (with respect to which he has no voting power); 339,005 shares held indirectly as a member of G Financial Holdings II, LLC (with respect to which he has no voting power); 105,977 shares held indirectly as trustee of Exempt Gift Trust under the Next Step Trust; 370,309 shares held indirectly as trustee of the Nonexempt Gift Trust under the Next Step Trust; 349,491 shares held indirectly as trustee of Paul Marciano Special Exempt Trust (with respect to which he has no voting power); and 375,200 shares that may be acquired upon the exercise of options exercisable within 60 days of May 5, 2015. Amounts include 3,500,000 shares pledged as security under revolving lines of credit as of May 5, 2015. Amounts do not include an additional 220,801 restricted stock units subject to time-based vesting and 359,234 restricted stock units and performance share awards subject to performance and time-based vesting restrictions. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: 92,401 shares held by Next Step Capital LLC (with respect to which he has sole voting power and no investment power); 277,470 shares held by Next Step Capital II LLC (with respect to which he has sole voting power and no investment power); 349,491 shares held by Maurice Marciano Special Exempt Trust (with respect to which he has sole voting power and no investment power); and 1,125,000 shares held by Carolem Capital, LLC (with respect to which he has sole voting power and no investment power).

(5)
Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of May 5, 2015, as follows: Gianluca Bolla, no shares (Mr. Bolla holds 9,873 restricted stock units subject to time-based vesting); Anthony Chidoni, 20,660 shares; Joseph Gromek, no shares; Kay Isaacson-Leibowitz, 12,442 shares; Sandeep Reddy,

  13,025 shares (Mr. Reddy also holds 8,500 restricted stock units subject to time-based vesting requirements); Michael Relich, 89,950 shares; and Alex Yemenidjian, 5,660 shares.

(6)
Includes: 662,412 shares of Common Stock that may be acquired upon the exercise of options within 60 days of May 5, 2015.

(7)
With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on April 10, 2015. BlackRock, Inc. and its affiliates reported sole voting power with respect to 9,112,612 shares and sole investment power with respect to 9,272,799 shares.

(8)
With respect to information relating to FMR LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 13, 2015. FMR LLC and its affiliates reported sole voting power with respect to 314,285 shares and sole investment power with respect to 12,085,385 shares.

(9)
With respect to information relating to Invesco Ltd., we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 11, 2015. Invesco Ltd. and its affiliates reported sole voting power with respect to 5,128,567 shares and sole investment power with respect to 5,138,167.

(10)
With respect to information relating to State Street Corporation, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on February 12, 2015. State Street Corporation and its affiliates reported shared voting and shared investment power with respect to 4,345,720 shares.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth, for each of the Company's equity compensation plans, the number of shares of Common Stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of January 31, 2015.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	2,378,549	(1)	30.6144	(2)	10,524,201	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	2,378,549		30.6144		10,524,201

(1)
Of these shares, 1,817,131 shares were subject to outstanding stock options and 561,418 shares were subject to outstanding restricted stock units. This number does not include 407,269 shares that were subject to then-outstanding, but unvested, restricted stock awards.

(2)
This weighted-average exercise price does not reflect the 584,318 shares that will be issued upon the vesting of outstanding restricted stock units.

(3)
Of these shares, (i) 6,616,623 shares were available at January 31, 2015 for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company's 2004 Equity Incentive Plan, (ii) no shares were available for future issuance under the Company's 1996 Equity Incentive Plan, (iii) 3,080,115 shares were available at January 31, 2015 for future issuance pursuant to the Company's 2002 Employee Stock Purchase Plan and (iv) 827,463 shares were available at January 31, 2015 for future issuance under stock options, restricted stock and restricted stock unit awards under the Director Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. "Related person transaction" is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.

        All directors and executive officers are required under the Related Person Transactions Policy to notify the Company's General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.

Leases

        The Company leases warehouse and administrative facilities, including the Company's corporate headquarters in Los Angeles, California, from partnerships affiliated with the trusts for the respective benefit of Maurice Marciano, Chairman of the Board, Paul Marciano, Chief Executive Officer and Vice Chairman, Armand Marciano, their brother and former executive of the Company, and certain of their children (the "Marciano Trusts"). There were four of these leases in effect at January 31, 2015 with expiration dates ranging from 2015 to 2020.

        Aggregate rent, common area maintenance charges and property tax expense recorded under these related party leases for fiscal 2015, fiscal 2014 and fiscal 2013 was $5.8 million, $6.1 million, and $5.9 million, respectively. The Company believes the related party lease terms have not been significantly affected by the fact that the Company and the lessors are related.

Aircraft Arrangements

        The Company periodically charters aircraft owned by MPM Financial, LLC ("MPM Financial"), an entity affiliated with the Marciano Trusts, through MPM Financial and independent third party management companies contracted by MPM Financial to manage its aircraft. Under an informal arrangement with MPM Financial and the third party management companies, the Company has chartered, and may from time to time continue to charter, aircraft owned by MPM Financial at a discount from the third party management companies' preferred customer hourly charter rates. The total fees paid under these arrangements for fiscal 2015, fiscal 2014 and fiscal 2013 were approximately $1.4 million, $0.6 million, and $1.3 million, respectively.

Consulting Arrangement

        After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano retired from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve the Company as its non-executive Chairman of the Board. In addition, under the terms of his previously existing employment agreement, the Company and Mr. Maurice Marciano entered into a two-year consulting agreement, subsequently extended for a third year (the "Marciano Consulting Agreement"), under which Mr. Marciano provided certain consulting services to the Company, including advice and counsel to the Company's Chief Executive Officer and other senior executives. The Marciano Consulting Agreement provided for consulting fees of $500,000 per year and continued automobile use in a manner consistent with past practice. The Marciano Consulting Agreement expired on January 28, 2015 and was not renewed. Total expenses incurred with respect to the Marciano Consulting Agreement were approximately $0.5 million for each of fiscal 2015, fiscal 2014 and fiscal 2013.

Other Transactions

        From time to time, the Company utilizes a third-party agent named Harmony Collection, LLC to produce specific apparel products on behalf of the Company. Armand Marciano, brother of Maurice and Paul Marciano, is part owner and an executive of the parent company of Harmony Collection, LLC. The total payments made by the Company under this arrangement for fiscal 2015, fiscal 2014 and fiscal 2013 were approximately $1.0 million, $2.2 million and $0.6 million, respectively. The Company believes that the price and transaction terms have not been significantly affected by the relationship between the parties.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

        Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended January 31, 2015, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended January 31, 2015, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock.

THE BOARD OF DIRECTORS
May 19, 2015

 APPENDIX A

GUESS?, INC.
2015 ANNUAL INCENTIVE BONUS PLAN

Section 1.    Purposes

        The purposes of the Guess?, Inc. 2015 Annual Incentive Bonus Plan (this "Plan") are (i) to attract, retain and motivate selected officers and other key employees of Guess?, Inc., a Delaware corporation (the "Company"), and its Subsidiaries (as defined in Section 3(c) below), and (ii) to provide the Company with the opportunity to award incentives, which may be structured to qualify as "performance-based compensation" as that term is defined in Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), to achieve specific goals.

Section 2.    Administration and Interpretation

        (a)   This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), which shall consist of not less than two members of the Board. The Committee may designate all or any portion of its power and authority under this Plan to any sub-committee of the Committee or to any executive officer or executive officers of the Company (each an "Authorized Committee Designee"); provided that no such designation shall be permitted or effective with respect to any award to, or any other matter concerning, any Covered Employee. An Authorized Committee Designee, to the extent provided by the Committee, shall have and may exercise all the power and authority of the Committee hereto, subject to the limitations set forth in the immediately preceding sentence.

        (b)   The Committee shall have full power and authority to construe and interpret this Plan and may from time to time adopt such rules and regulations for carrying out this Plan as it may deem necessary or advisable. Any action taken by, or inaction of, the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within its absolute discretion and shall be conclusive and binding upon all persons. No member of the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.

Section 3.    Participation

        (a)   Participation in this Plan during any fiscal year shall be limited to (i) any person serving as Chief Executive Officer of the Company and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of Section 162(m) ("Covered Employees") and (ii) those key employees of the Company and its Subsidiaries, other than the Covered Employees, who, in the sole opinion of the Committee, are in a position to have a significant impact on the performance of the Company and who are selected by the Committee ("Key Employees" and together with the Covered Employees, "Participants"); provided that participation by an employee of a Subsidiary shall be subject to approval of this Plan by such Subsidiary's Board of Directors, which approval shall constitute the Subsidiary's agreement to pay, at the direction of the Committee, awards directly to its employees or to reimburse the Company for the cost of such participation in accordance with rules adopted by the Committee.

        (b)   Unless otherwise determined by the Committee in its sole and absolute discretion, or as provided in a Participant's employment agreement, if a Participant ceases to be employed by the Company and/or its Subsidiaries prior to the end of a fiscal year for any reason other than disability (as determined by the Company), retirement at or after age 55, or death, his or her participation in this Plan for such year will terminate forthwith and he or she will not be entitled to any award for such year. Unless otherwise determined by the Committee in its sole and absolute discretion, or as provided in a Participant's employment agreement, if, prior to the end of a fiscal year, a Participant's employment ceases because of disability (as determined by the Company), retirement at or after age 55, or death, or if the effective date of participation by a Participant for any year shall be after the first day of such fiscal year, the Participant shall be entitled to receive only that proportion of the amount, if any, that he or she otherwise would have received under this Plan for the full fiscal year which the number of days of his or her participation in this Plan during such fiscal year bears to the total number of days in such fiscal year. The Committee has the authority to provide for the treatment of awards then-outstanding under this Plan in connection with a "Change in Control" of the Company (as that term is defined in the Company's 2004 Equity Incentive Plan). If the effective date of participation by a Covered Employee for any fiscal year shall be after the first day of the fiscal year, then the Committee shall establish the Performance Goal(s) (as defined in Section 4(c) below) for such Covered Employee while the performance relating to such Performance Goal(s) remain substantially uncertain within the meaning of Section 162(m) and in no event after 25% of the fiscal year has elapsed to the extent the Committee intends the award for that Covered Employee under this Plan for that year to constitute "performance-based compensation" under Section 162(m).

        (c)   The term "Subsidiary" shall mean any corporation at least 50% of whose issued and outstanding voting stock is owned, directly or indirectly by the Company.

Section 4.    Determination of Incentive Awards

        (a)   For each fiscal year, the Committee shall: (i) determine the Participants who are to be eligible to receive performance-based awards under this Plan during such year, (ii) notify each such Participant in writing concerning his or her selection for participation in this Plan for such year, (iii) select the Performance Criteria applicable to such year for each such Participant and (iv) establish, in terms of an objective formula or standard for each Participant, the Performance Goal and the amount of each award which may be earned for such year if such Performance Goal is achieved. Such determinations and actions shall, with respect to any award intended to qualify as "performance-based compensation" under Section 162(m), be taken within the time period prescribed by Section 162(m) for the applicable fiscal year.

        (b)   The term "Performance Criteria" means the criteria or criterion that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant. The Performance Criteria that will be used to establish Performance Goal(s) are limited to the following: earnings or losses or net earnings or losses (in each case including earnings or losses before or after taxes, before or after interest and taxes, before or after interest, taxes, depreciation and/or amortization, or before or after interest, taxes, depreciation, amortization and/or rent), economic value-added models (defined as net operating profit after taxes minus weighted average cost of capital times invested capital), operating earnings or income (before or after taxes), earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), free cash flow or cash flow per share (before or after dividends), return on capital (including return on total capital or return on invested capital), absolute and/or relative return on equity or assets or on net investment income or on invested capital, return on investment, cash flow return on investment, cash flow return on capital, improvement in or attainment of expense levels or working capital levels (including cash, inventory and accounts receivable), cost containment or reduction, pre-tax profits, earnings growth, gross revenue or revenue growth, sales (including same store or comparable sales) or sales growth, share price, share price growth, total shareholder returns, gross or net profit margin, operating margin, financial ratios (including those measuring liquidity, activity, profitability or leverage), cost of capital or assets under management, or any combination of the foregoing, any of which may be measured on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis.

        (c)   The term "Performance Goal" means the goal(s) established in writing by the Committee for the fiscal year based upon the Performance Criteria. The Performance Goal may be expressed in terms of consolidated Company performance or the performance of a Subsidiary, segment, division or business unit of the Company (or any combination of the foregoing).

        (d)   Actual financial performance shall be measured by reference to the Company's financial records and the consolidated financial statements of the Company, to the extent applicable. To the extent provided by the Committee at the time it establishes the applicable Performance Goal(s) with respect to an award to a Covered Employee that is intended as "performance-based compensation" within the meaning of Section 162(m), the Performance Goal(s) and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other items specified by the Committee at the time of establishing the Performance Goal(s). As to any other award, the Committee may (whether specified at the time it set the applicable Performance Goal(s) or otherwise) adjust the Performance Goal(s) and/or performance measurements to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other items determined appropriate by the Committee. The Committee is authorized at any time during or after the fiscal year to increase (except with respect to awards payable to Covered Employees that are intended as "performance-based compensation" within the meaning of Section 162(m)), reduce or eliminate the amount of an award payable to any Participant for any reason. The Committee may also provide that the Chief Executive Officer or Chairman of the Board shall have the discretion to increase or decrease the award otherwise payable to any Key Employee based upon their individual performance during the fiscal year.

Section 5.    Awards

        (a)   No later than 90 days after the last day of each fiscal year, the Committee shall determine awards to Participants for such fiscal year by comparing actual financial performance to the Performance Goal(s), Performance Criteria and amounts of awards adopted by the Committee for such year and the Committee shall, with respect to Covered Employees, certify, by resolution or other appropriate action in writing, whether the amount of the award has been accurately determined in accordance with the terms, conditions and limits of this Plan and whether the Performance Goal(s) and any other material terms established by the Committee or set forth in this Plan were in fact satisfied. Each award under this Plan shall be paid in cash promptly after the amount of the award has been determined and, with respect to awards to Covered Employees, the Committee has certified that the relevant Performance Goal(s) have been achieved; provided, that in all events, each award shall be paid no later than the 15th day of the third month following the Company's first taxable year in which such award is no longer subject to a substantial risk of forfeiture unless a participant elects to defer payment if permitted by the Committee and on such terms as may be contained in the applicable deferred compensation plan or arrangement.

        (b)   No award under this Plan shall be considered as compensation in calculating any insurance, profit-sharing, retirement, or other benefit for which the recipient is eligible unless any such insurance, profit-sharing, retirement or other benefit is granted under a plan which expressly provided that incentive compensation shall be considered as compensation under such plan.

        (c)   There is no requirement that the maximum amount available for awards in any fiscal year be awarded, nor that an award will be granted to any particular Participant for any fiscal year. Any portion of any amount available for making awards for any fiscal year which shall not have been awarded, shall not carry over or increase the maximum amount of awards payable in any subsequent year.

        (d)   Notwithstanding any provision in this Plan to the contrary, the maximum award payable to any Participant under this Plan with respect to any one fiscal year of the Company shall be $7.5 million, and such limitation shall be pro-rated (based on the number of months in such fiscal year) for any fiscal year of the Company that is less than 12 calendar months.

        (e)   In the exercise of its discretion, the Committee may allow a Participant to elect to defer the receipt of all or any portion of an award under this Plan. Any such deferral shall be made pursuant to the terms and conditions set forth in any deferred compensation plan or arrangement adopted by the Company. In the case of any deferred payment of an award to a Covered Employee that is intended as "performance-based compensation" within the meaning of Section 162(m), after the attainment of the applicable Performance Goal any amount in excess of the amount otherwise payable shall be based on either Moody's Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a "reasonable rate of interest" for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

Section 6.    Death of Participant

        If a Participant dies before or after termination of employment but prior to the payment date of an award for which such Participant is otherwise entitled hereunder, any such unpaid award shall be paid to his or her legal representatives or, where the Committee has authorized the designation of beneficiaries, to such beneficiaries as may have been designated by the Participant, at the time that awards are payable to Participants generally under Section 5(a).

Section 7.    Non-Assignability and Contingent Nature of Rights

        No Participant, no person claiming through him or her, nor any other person shall have any right or interest in this Plan or its continuance, or in the payment of any award under this Plan, unless and until all the provisions of this Plan, the rules adopted thereunder, and restrictions and limitations on the award itself have been fully complied with. No rights under this Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature.

Section 8.    Source of Payments

        The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under this Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 9.    Tax Withholding

        The Company or a Subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under this Plan to a Participant or to a Participant's beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

Section 10.    Duration, Termination and Amendment

        Subject to approval by the Company's stockholders at the 2015 annual meeting of Company stockholders, this Plan shall be effective immediately and shall continue in effect until the first meeting of the Company's stockholders that occurs in 2020. The expiration or termination of this Plan shall not effect awards granted under this Plan, or the Committee's rights or authority with respect thereto, prior to the date of such expiration or termination.

        The Committee may at any time terminate or from time to time modify or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of this Plan in such respects as the Committee may deem advisable; provided that no such termination or modification shall impair any rights which have accrued under this Plan; and provided further, that the Committee may not without stockholder approval adopt any amendment that would require the vote of stockholders pursuant to Section 162(m) as to any awards intended to constitute "performance-based compensation" under Section 162(m).

Section 11.    Construction

        The term "award" or "awards" as used in the preceding provisions of this Plan refer to an award or awards, as the case may be, granted under this Plan. This Plan is intended to satisfy Section 409A of the Code and avoid any tax, penalty, or interest thereunder, and shall be construed consistent with that intent. As to compensation that the Committee then intends as "performance-based compensation" under Section 162(m), this Plan shall be construed and administered to comply with Section 162(m).

Section 12.    No Restriction on Corporate Powers; Deductibility

        This Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any sale of all or any portion of the assets of the Company or any Subsidiary, any merger or consolidation of the Company or any Subsidiary, a reorganization, dissolution or liquidation of the Company or any Subsidiary, any other event or series of events (whether of a similar character or otherwise), or any other corporate action. This Plan shall not affect in any way the right or power of the Company to award other compensation (whether or not intended to constitute "performance-based compensation" under Section 162(m)) under any other plan or authority (including, without limitation, the general authority of the Board and the Committee to award compensation in such circumstances as it may determine to be appropriate). The Company is not required to qualify any compensation, awarded under this Plan or otherwise, as "performance-based compensation" under Section 162(m), and the Company specifically reserves the right to award non-deductible compensation in such circumstances as it may determine to be appropriate.

Section 13.    Headings

        The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Plan.

Section 14.    Governing Law

        This Plan shall be governed by and construed in accordance with the laws of the State of California.

Section 15.    No Contract of Employment or Right to Awards

        Nothing contained herein shall be construed as a contract of employment between the Company and any Participant, or as giving a right to any person to be granted awards under this Plan or to continue in the employment of the Company or any of its Subsidiaries, or as limiting the right of the Company or any of its Subsidiaries to discharge any Participant at any time, with or without cause.

Section 16.    Clawback Policy

        The awards under this Plan are subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards under this Plan.

* * * * *

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 023Q9E 1 U P + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. For Withhold X 1. Election of Directors: 01 - Maurice Marciano (term expiring in 2018) IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. Approval of the Guess?, Inc. 2015 Annual Incentive Bonus Plan. 02 - Gianluca Bolla (term expiring in 2018) For Withhold 4. Shareholder proposal regarding future severance arrangements with senior executives. In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be voted for each of the nominees for director, for Proposals 2 and 3 and against Proposal 4. For Against Abstain 3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending January 30, 2016. Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 2 3 6 3 2 3 1 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 22, 2015. Vote by Internet • Go to www.envisionreports.com/ges • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message

. COMMON STOCK PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Michael Relich and Jason T. Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the “Company”) held of record by the undersigned on May 5, 2015 at the Annual Meeting of Shareholders to be held on June 22, 2015 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, CA 90210, and hereby revoke(s) any proxies heretofore given. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE GUESS?, INC. 2015 ANNUAL INCENTIVE BONUS PLAN, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITOR, AGAINST THE SHAREHOLDER PROPOSAL REGARDING FUTURE SEVERANCE ARRANGEMENTS WITH SENIOR EXECUTIVES AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal Securities laws. (Continued and to be voted on reverse side.) Proxy — Guess?, Inc. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
PROPOSAL NO. 1: ELECTION OF TWO DIRECTORS (Item 1 on Proxy Card)
PROPOSAL NO. 2: APPROVAL OF THE GUESS?, INC. 2015 ANNUAL INCENTIVE BONUS PLAN (Item 2 on Proxy Card)
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR (Item 3 on Proxy Card)
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT Independent Registered Public Accountant Fee Summary
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 4: SHAREHOLDER PROPOSAL REGARDING EXECUTIVE SEVERANCE ARRANGEMENTS (Item 4 on Proxy Card)
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE AND DIRECTOR COMPENSATION
Non-Employee Director Compensation
Compensation Discussion and Analysis
CEO Realizable Compensation Table—Fiscal 2015
Compensation Committee Report on Executive Compensation(1)
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Compensation of Named Executive Officers
Description of Employment Agreements
Grants of Plan-Based Awards in Fiscal 2015
Description of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2015 Year-End
Option Exercises and Stock Vested in Fiscal 2015
Non-Qualified Deferred Compensation Plan Table—Fiscal 2015
Pension Benefits Table—Fiscal 2015
Potential Payments Upon Termination or Change in Control
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
  APPENDIX A
GUESS?, INC. 2015 ANNUAL INCENTIVE BONUS PLAN